Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

INFOR (US), INC.,

GT TOPCO, LLC,

APOLLO ACQUISITION SUB, INC.,

GT NEXUS, INC.

and

WARBURG PINCUS EQUITY PARTNERS LIQUIDATING TRUST,

as Seller Representative

August 10, 2015

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

INDEX OF ANNEXES

Annex	Description
Annex A	Defined Terms
Annex B	Form of Escrow Agreement
Annex C	Accounting Principles
Annex D	Form of Stockholder Written Consent
Annex E	List of Jurisdictions
Annex F	Net Working Capital
Annex G	Knowledge
Annex H	Form of FIRPTA Certificate
Annex I	Form of Letter of Transmittal

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 10, 2015 by and among Infor (US), Inc., a Delaware corporation (“Parent”), GT Topco, LLC, a Delaware limited liability company (“GT Topco”), Apollo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GT Topco (“Merger Sub”), GT Nexus, Inc., a Delaware corporation (the “Company”), and Warburg Pincus Equity Partners Liquidating Trust, as Seller Representative (the “Seller Representative”). Capitalized terms in this Agreement have the respective meanings ascribed to them in this Agreement or in Annex A.

RECITALS

A. Each of Parent, GT Topco, Merger Sub and the Company believe it is in the best interests of each such company and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement.

B. Pursuant to the Merger, among other things, all of the outstanding Company Capital Stock (other than the Rollover Shares), Company Warrants and Company Options shall be converted into the right to receive the consideration set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) certain Stockholders have entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”), containing various covenants, agreements and releases set forth therein, and (ii) certain Stockholders (the “Initial Rollover Participants”) have entered into the Stock Rollover and Equity Purchase Agreement (the “Rollover Agreement”) pursuant to which such stockholders have agreed, subject to the terms and conditions therein, to contribute to GT Topco in exchange for equity interests in GT Topco shares of Company Capital Stock that otherwise would be cancelled in the Merger and converted into the right to receive, when combined with other amounts that certain Optionholders and management of the Company will invest in GT Topco immediately prior to, and subject to the occurrence of, the Effective Time on the Closing Date, $125,000,000 of the Merger Consideration pursuant to this Agreement.

D. After the execution of this Agreement, the Company will give (i) the Stockholders that are “accredited investors” (within the meaning of the Securities Act of 1933) as evidenced by investor suitability questionnaires received by Parent prior to the Closing (other than the Initial Rollover Participants), (ii) the individuals who are receiving success bonuses as a result of the Merger and who are “accredited investors”, as evidenced by investor suitability questionnaires received by Parent prior to closing and (iii) certain Optionholders who are “accredited investors”, based on investor suitability questionnaires received by Parent prior to closing, collectively the “Additional Rollover Participants”), the opportunity to execute and deliver a joinder to the Rollover Agreement to Parent and GT Topco, pursuant to which such Additional Rollover Participants would agree, subject to the terms and conditions set forth therein, to contribute shares of Company Capital Stock to GT Topco or would to contribute cash and/or certain shares of Company Capital Stock to GT Topco in exchange for equity interests of GT Topco and that any such shares and cash so contributed by such Stockholders and such Rollover Individuals would, when so contributed, reduce the aggregate number of shares of Company Capital Stock to be contributed to GT Topco by the Initial Rollover Participants pursuant to the Rollover Agreement.

E. The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as an indirect Subsidiary of Parent and a direct wholly owned Subsidiary of GT Topco. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Closing.

(a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article V, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no earlier than the later of (i) five Business Days following satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (ii) 30 days from the date hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing: (i) the parties hereto shall cause a Certificate of Merger, in a form reasonably satisfactory to Parent and the Company, to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL; (ii) Parent shall deposit or shall cause to be deposited (which may include causing the Company to deposit an amount that shall not exceed Excess Cash in partial satisfaction of the requirements of this clause (ii)) with Citibank, N.A. or in the alternative a paying agent selected jointly by Parent and the Company prior to the Closing (the “Paying Agent”), by wire transfer of immediately available funds, an amount in cash equal to the

Aggregate Stockholder Closing Proceeds and Aggregate Warrant Closing Proceeds (as may be increased pursuant to this Agreement, the “Payment Fund”); (iii) Parent shall deposit or shall cause to be deposited with the Company, by wire transfer of immediately available funds, an amount in cash equal to the Aggregate Option Closing Proceeds; (iv) Parent and the Seller Representative shall execute and deliver an Escrow Agreement, in substantially the form attached hereto as Annex B (the “Escrow Agreement”) with Citibank, N.A., or in the alternative an escrow agent selected jointly by Parent and the Company prior to the Closing (the “Escrow Agent”); (v) Parent shall deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds, (1) an amount in cash equal to $7,500,000.00 (the “Adjustment Escrow Amount”), which shall be held by the Escrow Agent in a separate account or sub-account pursuant to the terms and conditions set forth in this Agreement and the Escrow Agreement to serve as the source of payment of certain adjustments to the Estimated Merger Consideration required by Section 1.9(f) (the “Adjustment Escrow Fund”) and (2) an amount in cash equal to $250,000 (the “Seller Representative Fund Amount”), which shall be held by the Escrow Agent in a separate account or sub-account pursuant to the terms and conditions set forth in this Agreement and the Escrow Agreement to pay any reasonable and documented fees, costs or other expenses the Seller Representative may incur in performing its duties or exercising its rights under this Agreement or the Escrow Agreement (the “Seller Representative Escrow Fund”); (vi) Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all Unpaid Transaction Expenses in accordance with written instructions delivered by the Company at least two Business Days prior to the Closing Date; and (vii) Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all Closing Indebtedness (if any) on the Closing Date in accordance with payoff letters delivered by the applicable lender(s) at least one Business Day prior to the Closing Date.

1.3 Effect of the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. Unless otherwise agreed by Parent and the Company prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the date hereof, except that (i) the name of the corporation shall be the name of the Company, (ii) the provisions related to indemnification, exculpation and advancement of expenses shall be identical to those set forth in the certificate of incorporation of the Company as in effect immediately prior to the Effective Time and (iii) the identity of the incorporator shall be deleted.

(b) Bylaws. Unless otherwise agreed by Parent and the Company prior to the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the date hereof, except that (i) the name of the corporation shall be the name of the Company and (ii) the provisions related to indemnification, exculpation and advancement of expenses shall be identical to those set forth in the bylaws of the Company as in effect immediately prior to the Effective Time.

1.5 Directors and Officers.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become, at the Effective Time, the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall become, at the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation until their successors are duly appointed and qualified, or until their earlier resignation or removal.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations and Company Options.

(a) Effect on Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, GT Topco, Merger Sub, the Company or the holder(s) of shares of common stock of Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Effect on Company Capital Stock. At the Effective Time (and after giving effect to the Rollover Transaction), by virtue of the Merger and without any action on the part of Parent, GT Topco, Merger Sub, the Company or the holders of shares of Company Capital Stock:

(i) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the Per Share Series A Merger Consideration;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares that are Dissenting Shares or Excluded Shares) shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the Per Share Common Merger Consideration; and

(iii) each Rollover Share held by GT Topco immediately prior to the Effective Time and each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time held by the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and extinguished as of the Effective Time without any payment therefor, except as set forth in Section 1.9(f)(ii), Section 1.9(f)(v) and Section 1.9(f)(vi).

Each share of Company Capital Stock to be converted into the right to receive the applicable Per Share Merger Consideration as provided in this Section 1.6(b)(i)-(ii) shall be automatically cancelled and shall cease to exist. The holders of certificates (the “Company Stock Certificates”) or Book Entry Shares which immediately prior to the Effective Time represented Company Capital Stock shall cease to have any rights with respect to such Company Capital Stock other than the right to receive, upon surrender of such Company Stock Certificates or Book Entry Shares in accordance with Section 1.8, the applicable portion of the Merger Consideration.

(c) Effect on Company Options. Neither Parent nor GT Topco nor Merger Sub nor the Surviving Corporation shall assume any Company Option in connection with the consummation of the transactions contemplated hereby. At the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the product of (A) the Option Consideration multiplied by (B) the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time. Subject to Section 1.6(f), Parent shall cause the Surviving Corporation to pay, by wire transfer of immediately available funds, to the holder of each such Company Option, (1) within ten Business Days after the Closing, the portion of the Aggregate Option Closing Proceeds to which such holder is entitled pursuant to this Section 1.6(c) and (1) within ten Business Days after the determination of the Final Merger Consideration pursuant to Section 1.9, the portion of the sum of (x) the Positive Adjustment (if any) and (y) the Remaining Adjustment Escrow Fund (if any) in each case, to which such holder is entitled pursuant to this Section 1.6(c). Any other portions of an Optionholder’s aggregate Option Consideration relating to the right to receive the Per Share Seller Representative Fund Consideration shall be due as and when payable in accordance with the terms of this Agreement.

(d) Effect on Company Warrants. Neither Parent nor GT Topco nor Merger Sub nor the Surviving Corporation shall assume any Company Warrants in connection with the consummation of the transactions contemplated hereby. At the Effective Time, each Company Warrant which is outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the product of (i) the Warrant Consideration multiplied by (ii) the number of shares of Company Common Stock underlying such Company Warrant immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay, by wire transfer of immediately available funds, to the holder of each such Company Warrant, (A) within ten Business Days after the Closing, the portion of the Aggregate Warrant Closing Proceeds to which such holder is entitled pursuant to this Section 1.6(d) and (B) within ten Business Days after the determination of the Final Merger Consideration pursuant to Section 1.9, the portion of the sum of (1) the Positive Adjustment (if any) and (2) the Remaining Adjustment Escrow Fund (if any) in each case, to which such holder is entitled pursuant to this Section 1.6(d). Any other portions of a Warrantholder’s aggregate Warrant Consideration relating to the right to receive the Per Share Seller Representative Fund Consideration shall be due as and when payable in accordance with the terms of this Agreement.

(e) Rollover Participants. It is understood and agreed that with respect to any Company Capital Stock held by a Rollover Participant, (i) the portion of such Company Capital Stock that represents such Rollover Participant’s Rollover Shares shall be contributed and exchanged pursuant to the Rollover Transaction in accordance with the applicable Rollover Agreement, and at the Effective Time such portion shall be cancelled and retired and shall cease to exist without any conversion thereof and, except as set forth in Section 1.11 and the applicable Rollover Agreement, no payment of cash or other consideration or distribution shall be made with respect to such portion (whether pursuant to Section 1.6(b) or otherwise), and (ii) the portion of such Company Capital Stock that does not represent such Rollover Participant’s Rollover Shares shall be retained by such Rollover Participant and shall not be contributed or exchanged pursuant to the Rollover Transaction, and, at the Effective Time such portion shall be converted into the right to receive the portion of the Merger Consideration set forth in this Agreement upon the terms and in the manner provided for in this Agreement.

(f) Withholding Taxes. The Company, and on its behalf, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Securityholder such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of whom such deduction and withholding were made. Notwithstanding the foregoing, the parties hereto agree that no withholding shall be required to be collected (and no withholding may be made) on any amounts payable to any Stockholder; provided, that (i) such Stockholder timely submits the appropriate IRS Form W-8 or W-9, as applicable, to the Paying Agent or the Company and (ii) the condition set forth in Section 5.2(e) has been satisfied.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly exercised his, her or its appraisal rights under the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.6(b), but the holder thereof shall only be entitled to such rights with respect to such Dissenting Shares as are provided by the DGCL.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6(b), without interest thereon, upon surrender of the certificate representing such shares pursuant to the exchange procedures set forth in Section 1.8.

(c) During the Pre-Closing Period, the Company shall give Parent (i) prompt notice of any notice or written threat to demand appraisal under the DGCL or demand for appraisal under the DGCL received by the Company, and (ii) the right to control all negotiations and Actions with respect to such demands. During the Pre-Closing Period, the Company shall not make any payment with respect to any such demands or offer to settle or settle any such demands, in each case, without Parent’s prior written consent.

1.8 Mechanics of Exchange.

(a) Exchange Procedures. Prior to the Closing Date, Parent shall cause the Paying Agent to mail to each Stockholder and each Warrantholder a letter of transmittal (the “Letter of Transmittal”) in the form attached hereto as Annex I. Following the consummation of the Merger and upon (x) in the case of Company Stock Certificate(s) or a Company Warrant(s), surrender of, as applicable, a Company Stock Certificate(s) or a Company Warrant(s) (collectively, the “Certificates”) (or affidavits of loss in accordance with Section 1.8(b) in lieu thereof) for cancellation or (y) in the case of Book Entry Shares, surrender of such Book Entry Shares in accordance with the procedures set forth in the Letter of Transmittal, in each case to the Paying Agent, or such other agent or agents as may be appointed by Parent, together with a duly completed and validly executed Letter of Transmittal, the holder of such Certificate(s) or Book Entry Share(s) shall be entitled to receive in exchange therefor, the amount of cash to which such holder is entitled pursuant to Section 1.6(b) or Section 1.6(d), as applicable, for (i) each share of Company Capital Stock formerly represented by such Certificate(s) or such Book Entry Share(s) or (ii) each Company Warrant represented by such Certificate(s), and, in each case, the Certificate(s) or Book Entry Share(s) so surrendered shall be cancelled. Parent shall cause the Paying Agent to pay, by wire transfer of immediately available funds, to the holder of each such Certificate(s) (or affidavits of loss in accordance with Section 1.8(b) in lieu thereof) or Book Entry Share(s), (A) within two Business Days after the later to occur of (1) the Closing and (2) the Paying Agent’s receipt of such Certificate(s) (or affidavits of loss in accordance with Section 1.8(b) in lieu thereof) or such Book Entry Share(s), the portion of the Aggregate Stockholder Closing Proceeds or Aggregate Warrant Closing Proceeds, as applicable, to which such holder is entitled pursuant to Section 1.6(b) or Section 1.6(d), as applicable, and (B) within two Business Days after the later to occur of (1) the determination of the Final Merger Consideration pursuant to Section 1.9 and (2) the Paying Agent’s receipt of such Certificate(s) (or affidavits of loss in accordance with Section 1.8(b) in lieu thereof) or such Book Entry Share(s), the portion of the sum of (I) the Positive Adjustment (if any), (II) the Remaining Adjustment Escrow Fund (if any) and (III) the Remaining Seller Representative Escrow Fund (if any), in each case to which such holder is entitled pursuant to Section 1.6(b); provided, that Parent shall use commercially reasonable efforts to cause the Paying Agent to pay to each holder of Certificate(s) who delivers such Certificate(s) (or affidavits of loss in accordance with Section 1.8(b) in lieu thereof) or Book Entry Share(s) and a fully completed and signed Letter of Transmittal to the Paying Agent prior to the Closing Date, such holder’s portion of the Aggregate Stockholder Closing Proceeds or Aggregate Warrant Closing Proceeds pursuant to Section 1.6(b) or Section 1.6(d), as applicable, on the Closing Date. Until so surrendered, each outstanding Certificate or Book Entry Share will be deemed for all corporate purposes to evidence only the right to receive the amount of cash into which such shares of Company Capital Stock or Company Warrant, as applicable, shall be so exchanged.

(b) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration or Warrant Consideration, as applicable, to which the holder thereof is entitled pursuant to Section 1.6(b); provided that Parent or the Paying Agent may, in its discretion and as a condition of the payment of the applicable amounts payable pursuant to Section 1.6(b) and Section 1.6(d) require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(c) Payment Fund. Parent shall cause the Payment Fund to be (i) held for the benefit of the Stockholders and the Warrantholders and (ii) applied promptly to making the payments pursuant to Section 1.6(b) and Section 1.6(d). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.6(b) and Section 1.6(d), except as expressly provided for in this Agreement. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent and reasonably approved by the Seller Representative; provided, however, that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by Section 1.6(b) and Section 1.6(d), and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Stockholders and the Warrantholders in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. In the event the Payment Fund is insufficient to make the payments contemplated by Section 1.6(b) and Section 1.6(d), Parent shall promptly deposit, or cause to be deposited, an additional amount of immediately available funds with the Paying Agent equal to the deficiency in the amount required to make such payment. Any portion of the Payment Fund which remains undistributed to the holders of Certificates or Book Entry Shares on the first anniversary of the Closing Date shall be delivered to Parent, upon demand, and any Stockholder or Warrantholder who has not theretofore delivered or surrendered such Stockholder’s Certificate(s) or Book Entry Share(s) or Warrantholder’s Certificate(s) to the Paying Agent, subject to applicable Law, shall thereafter look as a general creditor only to Parent for payment of such Stockholder’s or Warrantholder’s entitlement to the applicable Per Share Merger Consideration or Warrant Consideration, as applicable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Paying Agent, GT Topco, Parent, the Surviving Corporation or the Seller Representative shall be liable to a Stockholder or Warrantholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Transfers of Ownership. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(f) No Further Ownership Rights in Company Capital Stock. If Company Stock Certificates or Book Entry Share(s) are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Per Share Merger Consideration, as provided for in Section 1.6(b), for each share of Company Capital Stock formerly represented by such Company Stock Certificates or Book Entry Share(s).

1.9 Calculation of Merger Consideration.

(a) For all purposes of this Agreement, the term “Merger Consideration” shall mean: (i) Six Hundred and Seventy Five Million Dollars ($675,000,000), plus (ii) the aggregate exercise price of all Company Options and Company Warrants, plus (iii) the amount of Closing Cash, plus (iv) the amount (if any) by which (A) the Closing Net Working Capital exceeds (B) (1) the Net Working Capital Target plus (2) $1,000,000, minus (v) the amount of Closing Indebtedness, minus (vi) the amount (if any) by which (A) (1) the Net Working Capital Target minus (2) $1,000,000 exceeds (B) the Closing Net Working Capital, minus (vii) the amount of Unpaid Transaction Expenses, plus (viii) without duplication for any amounts included in the amount of Closing Cash or Closing Net Working Capital, the aggregate amount of the June 2015 Executive Loans (as defined in the Disclosure Schedule) and the August 2014 Executive Loans (as defined in the Disclosure Schedule) that are not repaid prior to or at the Closing (the “Aggregate Exercise Loans Amount”). For the avoidance of doubt and in clarification, not modification, of the foregoing, (i) if the Closing Net Working Capital does not exceed the Net Working Capital Target by more than $1,000,000, then no adjustment shall be made pursuant to clause (iv) of the preceding sentence, (ii) if the Net Working Capital Target does not exceed Closing Net Working Capital by more than $1,000,000, then no adjustment shall be made pursuant to clause (vi) of the preceding Sentence, and (iii) if the Closing Net Working Capital exceeds the Net Working Capital Target by more than $1,000,000, or the Net Working Capital Target exceeds the Closing Net Working Capital by more than $1,000,000, as the case may be, then only an adjustment of the excess amount shall be made pursuant to clause (iv) or clause (vi) of this Section 1.9.

(b) Preparation and Delivery of Pre-Closing Statement. No later than four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (i) the aggregate exercise price of all Company Options and Company Warrants, (ii) the amount of Closing Cash, (iii) the amount of Closing Net Working Capital, (iv) the amount of Closing Indebtedness, (v) the amount of Unpaid Transaction Expenses and (vi) the Aggregate Exercise Loans Amount, together with a calculation of the Merger Consideration based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Merger Consideration”) and an estimate of the Per Share Merger Consideration calculated using the Pre-Closing Capitalization Table (as defined below) (the “Estimated Per Share Merger Consideration”); provided, however, that Parent shall have the right to review and comment on the Pre-Closing Statement upon its delivery by the Company, and the Company shall thereafter consider in good faith any of Parent’s comments on the Pre-Closing Statement. The Pre-Closing Statement shall be prepared in accordance with GAAP using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financial Statements, except as set forth on Annex C. For the avoidance of doubt, Closing Cash, Closing Net Working Capital and Closing Indebtedness shall entirely disregard any and all effects on the assets and liabilities of the Company and its Subsidiaries of (A) purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the Merger and the other transactions contemplated hereby, (B) any financing or refinancing arrangements entered into at any time by Parent or any of its Affiliates, including the Company as of the Effective Time or (C) any other transaction entered into by Parent or any of its respective Affiliates in connection with the consummation of the Merger and the other transactions contemplated hereby, including payments pursuant to Section 1.6. The Pre-Closing Statement shall include, as an exhibit, a capitalization table (the “Pre-Closing Capitalization Table”) setting forth the name of each Securityholder, the number(s) and type(s) of shares of Company Capital Stock, including the shares of Company Capital Stock issuable upon the exercise of Company Warrants and Company Options, held by each such Securityholder and the Estimated Per Share Merger Consideration, Warrant Consideration or Option Consideration to which each such Securityholder is entitled.

(c) Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than 60 calendar days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a certificate (the “Post-Closing Statement”), executed by an executive officer of Parent, setting forth Parent’s good faith calculation of (i) the aggregate exercise price of all Company Options and Company Warrants, (ii) the amount of Closing Cash, (iii) the amount of Closing Net Working Capital, (iv) the amount of Closing Indebtedness, (v) the amount of Unpaid Transaction Expenses and (vi) the Aggregate Exercise Loans Amount, together with a calculation of the Merger Consideration and Per Share Merger Consideration based on the foregoing amounts as well as reasonably detailed supporting documentation and the Post-Closing Capitalization Table for such calculation. The Post-Closing Statement shall be prepared in accordance with GAAP using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financial Statements, including as described in the penultimate sentence of Section 1.9(b), except as set forth on Annex C. In the event that Parent does not deliver the Post-Closing Statement to the Seller Representative within 60 calendar days after the Closing Date, each item on the Pre-Closing Statement shall be deemed undisputed and the Pre-Closing Statement shall be final and binding on the parties hereto and not subject to appeal. The Post-Closing Statement shall include, as an exhibit, a capitalization table (the “Post-Closing Capitalization Table”) setting forth the name of each Securityholder, the number(s) and type(s) of shares of Company Capital Stock, including the shares of Company Capital Stock issuable upon the exercise of Company Warrants and Company Options, held by each such Securityholder and the Final Per Share Merger Consideration, Warrant Consideration or Option Consideration to which each such Securityholder is entitled.

(d) Review of Post-Closing Statement. Parent shall provide the Seller Representative and its Representatives with reasonable access (with the right to make copies, which copies shall be subject to the terms and conditions of the Confidentiality Agreement), during normal business hours, to the work papers of Parent, its accountants or any of its other Representatives used in the preparation of the Post-Closing Statement, as reasonably requested in connection with the Seller Representative’s review of the Post-Closing Statement. The Seller

Representative shall have 60 days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with information requested in accordance with this Section 1.9(d) (which shall be promptly provided by Parent). On or before the expiration of the Review Period, the Seller Representative shall deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Seller Representative shall dispute the Post-Closing Statement, such statement shall include a reasonably detailed itemization of the Seller Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Seller Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(e) Dispute Resolution. If the Seller Representative delivers a Dispute Statement during the Review Period, Parent and the Seller Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the 30 calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Seller Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Seller Representative during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Seller Representative do not resolve all such disputed items by the end of the Resolution Period, Parent and the Seller Representative shall submit all items remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting firm upon which Parent and the Seller Representative shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement, shall determine only those items remaining in dispute between Parent and the Seller Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is within the range of the amount of such disputed item as proposed by Parent in the Post-Closing Statement and the amount of such disputed item as proposed by the Seller Representative in the Dispute Statement. Each of Parent and the Seller Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Seller Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Seller Representative) of the disputed items within 30 calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. All fees and expenses relating to the work (if any) to be performed by the

Accounting Firm will be allocated between Parent, on the one hand, and the Seller Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(f) Post-Closing Payments.

(i) The Merger Consideration, calculated based on (A) the aggregate exercise price of all Company Options and Company Warrants, (B) the amount of Closing Cash, (C) the amount of Closing Net Working Capital, (D) the amount of Closing Indebtedness, (E) the amount of Unpaid Transaction Expenses and (F) the Aggregate Exercise Loans Amount, each as deemed final and binding on the parties hereto pursuant to this Section 1.9, is referred to herein as the “Final Merger Consideration.” The Per Share Merger Consideration based on the Final Merger Consideration, the “Final Per Share Merger Consideration.”

(ii) If the amount of the Final Merger Consideration exceeds the amount of the Estimated Merger Consideration (such excess amount, the “Positive Adjustment”), then, within three Business Days after the determination of the Final Merger Consideration pursuant to this Section 1.9, (A) Parent shall deposit or shall cause to be deposited in the Payment Fund held by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Positive Adjustment to which the Stockholders are entitled pursuant to Section 1.6(b) and to which the Rollover Participants would have been entitled to pursuant Section 1.6(b) had they not participated in the Rollover Transaction, (B) Parent shall deposit or shall cause to be deposited with the Surviving Corporation, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Positive Adjustment to which the Optionholders are entitled pursuant to Section 1.6(c) and to which the Rollover Participants would have been entitled to pursuant Section 1.6(c) had they not participated in the Rollover Transaction, and (C) Parent shall deposit or shall cause to be deposited in the Payment Fund held by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Positive Adjustment to which the Warrantholders are entitled pursuant to Section 1.6(d).

(iii) If the amount of the Estimated Merger Consideration exceeds the amount of the Final Merger Consideration (the lesser of such excess amount and the Adjustment Escrow Amount, the “Negative Adjustment”), then, within three Business Days after the determination of the Final Merger Consideration pursuant to this Section 1.9, Parent and the Seller Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Fund to Parent the amount of the Negative Adjustment in immediately available funds by wire transfer to an account or accounts designated by Parent in writing, up to a maximum payment equal to the Adjustment Escrow Amount. It is understood and agreed that the Adjustment Escrow Fund shall be Parent’s, GT Topco’s and Merger Sub’s exclusive and sole source of recovery of the Negative Adjustment.

(iv) In the event (i) there is any Securityholder set forth on the Post-Closing Capitalization Table that is not set forth on the Pre-Closing Capitalization Table (“Additional Securityholder”), or (ii) the number of shares of Company Capital Stock, including shares of Company Capital Stock issuable upon exercise of Company Warrants or Company Options, held by a Securityholder as set forth on the Post-Closing Capitalization Table is greater than the number of shares of Company Capital Stock, including shares of Company Capital Stock issuable upon exercise of Company Warrants or Company Options, held by a Securityholder as set forth on the Pre-Closing Capitalization Table (“Additional Securityholder Shares”), then Parent and the Seller Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Fund to the Payment Fund the amount of Final Per Share Merger Consideration for each share of Company Capital Stock, including shares of Company Capital Stock issuable upon exercise of Company Warrants or Company Options, held by such Additional Securityholder and for each of the Additional Securityholder Shares.

(v) If any funds would remain in the Adjustment Escrow Fund after giving effect to the adjustments described in this Section 1.9(f) (such remaining amount, the “Remaining Adjustment Escrow Fund”), then, within three Business Days after the determination of the Final Merger Consideration pursuant to this Section 1.9, Parent and the Seller Representative shall provide a joint written instruction to the Escrow Agent to (A) deposit or cause to be deposited in the Payment Fund held by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Remaining Adjustment Escrow Fund to which the Stockholders are entitled pursuant to Section 1.6(b) and to which the Rollover Participants would have been entitled to pursuant Section 1.6(b) had they not participated in the Rollover Transaction, (B) deposit or cause to be deposited with the Surviving Corporation, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Remaining Adjustment Escrow Fund to which the Optionholders are entitled pursuant to Section 1.6(c) and to which the Rollover Participants would have been entitled to pursuant Section 1.6(c) had they not participated in the Rollover Transaction and (C) deposit or cause to be deposited in the Payment Fund held by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Remaining Adjustment Escrow Fund to which the Warrantholders are entitled pursuant to Section 1.6(d).

(vi) If any funds remain in the Seller Representative Escrow Fund following the determination of the Final Merger Consideration after taking into account the reasonable and documented fees, costs and expenses incurred by the Seller Representative in performing its duties and exercising its rights under this Agreement and the Escrow Agreement (such remaining amount, the “Remaining Seller Representative Escrow Fund”), then, within three Business Days after the determination of the Final Merger Consideration (or at such other time not more than three months after such determination, as determined by the Seller Representative), Parent and the Seller Representative shall provide a joint written instruction to the Escrow Agent to (A) deposit or cause to be deposited in the Payment Fund held by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Remaining Seller Representative Escrow Fund to which the Stockholders are entitled pursuant to Section 1.6(b) and to which the Rollover Participants would have been entitled to pursuant Section 1.6(b) had they not participated in the Rollover Transaction, (B) deposit or cause to be deposited with the Surviving Corporation, by wire transfer of immediately available funds, an amount in cash equal to the portion of the Remaining Seller Representative Escrow Fund to which the Optionholders are entitled pursuant to Section 1.6(c) and to which the Rollover Participants would have been entitled to pursuant Section 1.6(c) had they not participated in the Rollover Transaction and (C) deposit or shall cause to be deposited in the Payment Fund held by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Remaining Seller Representative Escrow Fund to which the Warrantholders are entitled pursuant to Section 1.6(d).

(vii) Any payment made under this Section 1.9, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Merger Consideration.

1.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of the Surviving Corporation are hereby authorized, empowered and directed in the name of and on behalf of the Company to execute and deliver any and all things and to take such action as is necessary or desirable to vest or to perfect or confirm title to such property or rights in the Surviving Corporation.

1.11 Equity Rollover.

(a) The Rollover Agreement provides that: (a) prior to the Effective Time on the Closing Date, each Rollover Participant will, on the terms and subject to the conditions of the Rollover Agreement, contribute to GT Topco (i) such Rollover Participant’s Common Rollover Shares and./or Company Series A Rollover Shares, as applicable, that otherwise would be converted in the Merger into the right to receive the Per Share Common Merger Consideration or the Per Share Series A Merger Consideration, as applicable, pursuant to this Agreement and/or (ii) such Rollover Participant’s cash, and (b) in exchange therefor, GT Topco will, on and subject to the terms of the Rollover Agreement, issue to such Rollover Participant those certain equity interests of GT Topco calculated in accordance with the Rollover Agreement. The transaction referred to in the foregoing sentences is referred to herein as the “Rollover Transaction.” The parties agree that the Rollover Transaction is intended to constitute a transaction described in Code Section 721. As a material inducement to the Company to consent to the Rollover Transaction, notwithstanding anything herein to the contrary, the parties each acknowledge and agree that effective as of the Effective Time, none of the Rollover Shares shall be converted into the right to receive the Per Share Common Merger Consideration or the Per Share Series A Merger Consideration that otherwise would have been payable with respect to such Rollover Shares pursuant to this Agreement. Subject to compliance with the covenants in the foregoing sentence, the Company hereby consents to the Rollover Transaction for all purposes and hereby waives any restrictions on transfer, rights-of-first refusal, participation rights and other rights in connection with the Rollover Transaction, whether arising under any Contract, any Company Charter Document (defined below) or otherwise. If a Rollover Participant is an employee of the Company or any of its Subsidiaries (a “Management Rollover Participant”) and the source of such Management’s Rollover Participant’s cash to be used in the Rollover Transaction is Option Consideration or any other amount payable by the Company to such Management Rollover Participant pursuant to the terms of this Agreement (“Management Rollover Cash”), then the amount of Management Rollover Cash remaining available to participate in the Rollover Transaction shall be net of any applicable withholding taxes.

(b) From the date of this Agreement until immediately prior to the Closing:

(i) The Company shall deliver, or cause to be delivered, to the Stockholders (other than the Initial Rollover Participants) investor suitability questionnaires, which questionnaires shall be in a form mutually agreed by the Company and Parent (the “Questionnaires”);

(ii) the Company shall determine which of the Stockholders are accredited investors based on information furnished by any such Stockholders in their respective Questionnaires (the “Accredited Investors”); and, thereafter,

(iii) the Company shall solicit the Accredited Investors and provide such Accredited Investors with the opportunity to execute and deliver a joinder to the Rollover Agreement to Parent and GT Topco, pursuant to which such Stockholders will agree to contribute certain shares of Company Capital Stock to GT Topco in exchange for certain equity interests of GT Topco and that any such shares so contributed by such Stockholders shall, when contributed, reduce the shares of Company Capital Stock contributed to GT Topco by the Initial Rollover Participants; and

(iv) the Company will accept up to eighty-five (85) Stockholders that are Accredited Investors for participation in the Rollover Transaction as Additional Rollover Participants; it being understood and agreed that if over eighty-five (85) Stockholders that are Accredited Investors elect to participate in the Rollover Transaction as Additional Rollover Participants, the Company shall give priority to such Stockholders on the basis of the number of Fully Diluted Shares that such Stockholders hold.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, GT Topco and Merger Sub as of the date hereof and as of the Closing Date, except as disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers in this Article II; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent) supplied by the Company to Parent on the date of this Agreement (the “Disclosure Schedule”) as to the matters specified in this Article II:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power to own, lease or operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation (if applicable) in each jurisdiction in which it conducts business, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of its certificate of incorporation and bylaws (collectively, the “Company Charter Documents”). The Company is not in material violation of any of the provisions of the Company Charter Documents.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, (A) 63,115,720 shares of which are issued and outstanding as of the date of this Agreement and (B) 567,716 shares of which are held in treasury as of the date of this Agreement, and (ii) 50,000,000 shares of preferred stock of the Company, par value $0.01 per share, (A) 23,125,000 shares of which are designated Company Series A Preferred Stock and (B) 23,102,285 shares of such preferred stock designated as Company Series A Preferred Stock are issued and outstanding as of the date of this Agreement. Each outstanding share of Company Series A Preferred Stock is convertible into one share of Company Common Stock as of the date of this Agreement. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound, and have been issued in compliance, in all material respects, with applicable securities Laws.

(b) Except for the Company Equity Plans, neither the Company nor any of its Subsidiaries maintains any stock option plan or other plan providing for equity compensation of any Person. As of the date of this Agreement, (i) (A) 11,245,885 shares of Company Common Stock are issuable upon the exercise of outstanding, unexercised Company Options granted under the 2013 Stock Incentive Plan and (B) 1,243,847 shares of Company Common Stock are available for future grants under the 2013 Stock Incentive Plan, (ii) (A) 1,525,592 shares of Company Common Stock are issuable upon the exercise of outstanding, unexercised Company Options granted under the TradeCard 1999 Stock Option Plan and (B) no shares of Company Common Stock are available for future grants under the TradeCard 1999 Stock Option Plan, (iii) (A) 1,610,775 shares of Company Common Stock are issuable upon the exercise of outstanding, unexercised Company Options granted under the TradeCard 2010 Equity Incentive Plan and (B) no shares of Company Common Stock are available for future grants under the TradeCard 2010 Equity Incentive Plan, (iv) (A) 819,655 shares of Company Common Stock are issuable upon the exercise of outstanding, unexercised Company Options granted under the GTNX 1999 Stock Plan and (B) no shares of Company Common Stock are available for future grants under the GTNX 1999 Stock Plan, and (v) (A) 2,283,734 shares of Company Common Stock are issuable upon the exercise of outstanding, unexercised Company Options granted under the GTNX 2010 Equity Incentive Plan and (B) no shares of Company Common Stock are available for future grants under the GTNX 2010 Equity Incentive Plan. All such Company Options have been issued in compliance, in all material respects, with all of the terms and conditions of the applicable Company Equity Plan and all applicable securities Laws.

(c) Section 2.2(c) of the Disclosure Schedule lists, as of the date of this Agreement, with respect to each Company Option that is outstanding: (i) the name of the holder of such Company Option; (ii) the number of shares of Company Common Stock issuable upon the exercise of such Company Option; (iii) the grant date of such Company Option; (iv) the vesting schedule for each such Company Option that is unvested as of the date hereof and the vesting commencement date for each such Company Option; (v) the number of vested and unvested shares of Company Common Stock issuable upon the exercise of such Company Option; (vi) the expiration date of such Company Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Option; and (viii) whether such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

(d) Section 2.2(d) of the Disclosure Schedule sets forth each employee or other Person with an offer letter or other contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to equity securities of the Company or any Affiliate or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities.

(e) As of the date of this Agreement, 73,482 shares of Company Common Stock are issuable upon the exercise of outstanding, unexercised Company Warrants, which comprise all warrants or other similar rights to equity securities of the Company or any Subsidiary thereof that have been issued by the Company pursuant to any Contract.

(f) The Company has not granted any options to purchase Company Capital Stock or any other type of stock award other than pursuant to the Company Equity Plans. Except for the Company Options, the Company Warrants and the Company Series A Preferred Stock, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any equity security of any Subsidiary of the Company. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company or any Subsidiary thereof.

2.3 Subsidiaries.

(a) Section 2.3(a) of the Disclosure Schedule lists, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. Except for its Subsidiaries, the Company does not own any shares of capital stock of, or any other equity or voting interest in, any other Person. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (other than Permitted Liens), except for restrictions imposed by applicable securities Laws. No Person other than the Company owns (or has any right to acquire, subscribe for or be issued) any outstanding shares of capital stock of, or other equity or voting interests in, in any Subsidiary of the Company.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the respective jurisdiction of its incorporation or formation. Each Subsidiary of the Company has the corporate or similar power to own its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation or other Person (if applicable) in each jurisdiction in which the Company conducts material business operations. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws, or like organizational documents, of each of its Subsidiaries (collectively, the “Subsidiary Charter Documents”). No Subsidiary of the Company is in material violation of any of its applicable Subsidiary Charter Documents.

2.4 Authority; Requisite Stockholder Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder (including the consummation by the Company of the transactions contemplated hereby), subject to (in the case of the Merger) the receipt of the Requisite Stockholder Approval. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement (including the consummation by the Company of the transactions contemplated hereby) have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution or delivery by the Company of this Agreement or the performance by the Company of its obligations under this Agreement (including the consummation by the Company of the transactions contemplated hereby), subject to (in the case of the Merger) the receipt of the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity. The Requisite Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt this Agreement and consummate the transactions contemplated hereby under applicable Law and the Company Charter Documents.

(b) The Board of Directors of the Company (the “Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s Stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

2.5 No Conflict. Assuming (i) the receipt of the Requisite Stockholder Approval and (ii) the receipt or making of the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings specified in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and obligations under this Agreement (including the consummation by the Company of the transactions contemplated hereby) will not, (a) conflict with, require any consent of any Person, result in any violation of or default under (with or without notice or lapse of time, or both), allow the imposition of any fees or penalties, or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit or any additional rights or entitlements of any Person, or loss of any benefit or otherwise adversely affect any rights of the Company or any of its Subsidiaries (any such event, a “Conflict”) under (1) any provision of the Company Charter Documents or the Subsidiary Charter Documents, (2) any Company Material Contract or material Company Permit, or (3) any material Law or Order applicable to the Company or any of its Subsidiaries or any of their material properties or assets, or (b) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries; except in the case of each of clauses (a) and (b) above, for such Conflicts or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its covenants and obligations under this Agreement (including the consummation by the Company of the transactions contemplated hereby), except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable requirements of the HSR Act or under any other Antitrust Laws, (c) any filings required by applicable securities Laws and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

2.7 Company Financial Statements; Accounts Receivable.

(a) The Company has made available to Parent true and complete copies of (i) (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and December 31, 2013, (B) the audited consolidated balance sheets of GTNX, Inc. (f/k/a GT Nexus, Inc.) and its Subsidiaries as of December 31, 2012, and (C) the audited consolidated balance sheets of TradeCard, Inc. and its Subsidiaries as of December 31, 2012, and in each case the related audited statements of income, cash flows and stockholders’ equity for the twelve month period then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015, and the related unaudited statements of income, cash flows and stockholders’ equity for the six months then ended (all of the foregoing financial statements, including any notes thereto, the “Financial Statements”). The Financial Statements have been prepared (x) in accordance with GAAP consistently applied throughout the periods indicated (except as indicated in any notes thereto and that the unaudited Financial Statements do not contain notes thereto otherwise required by GAAP and are subject to year-end audit adjustments) and (y) in accordance with the books and records of the Company and its Subsidiaries. The Financial Statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates indicated thereon and the consolidated operating results of the Company and its Subsidiaries during the periods indicated therein, subject in the case of unaudited Financial Statements to year-end audit adjustments. As of and for the twelve month period ended December 31, 2014, as applicable, the

Company had (i) revenues of $133,171,616, (ii) total assets of $222,590,144, of which approximately $166,500,000 were intangible assets (which includes goodwill) and (iii) Management Adjusted EBITDA of $10,000,000. The Company’s balance sheet as of June 30, 2015 is referred to hereinafter as the “Current Balance Sheet.” The Company’s balance sheet as of December 31, 2014 is referred to hereinafter as the “2014 Audited Balance Sheet.”

(b) Each of the Company and each of its Subsidiaries has sufficient accounting controls in place to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for items.

(c) The Accounts Receivable are valid and bona fide accounts receivable created in the ordinary course of business and, except for reserves for uncollectible Accounts Receivable set forth on the Current Balance Sheet, based on the Knowledge of the Company, the Company and its Subsidiaries have no reason to believe that such accounts receivable would not be fully collectible. Except in the ordinary course of business, none of the Company or any of its Subsidiaries has offered any rebates to any of their respective customers that will apply at any time after the Closing.

2.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, except for any such debts, liabilities or obligations which (a) have been reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) have arisen in the ordinary course of business consistent with past practice since the date of the 2014 Audited Balance Sheet, (c) are Selling Expenses, or (d) do not exceed $25,000, individually or in the aggregate.

2.9 No Changes.

(a) Since the date of the 2014 Audited Balance Sheet to and including the date of this Agreement, except in connection with the authorization, preparation, negotiation, execution or performance of this Agreement, or the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business, and have not taken any action which if taken during the Pre-Closing Period would be prohibited by paragraphs (iii) through (xvi) of Section 4.1(b).

(b) Since the date of the 2014 Audited Balance Sheet, there has not been, occurred or arisen any Company Material Adverse Effect.

2.10 Compliance with Laws.

(a) Except as set forth in Section 2.10(a) of the Disclosure Schedule:

(i) the Company and each of its Subsidiaries is and at all times since the Look-back Date, has been in compliance in all material respects with applicable Laws; and

(ii) since the Look-back Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation of, or failure to comply, or potential liability or responsibility under, any Law.

(b) The Company and its Subsidiaries, and to the Knowledge of the Company, their respective Affiliates and Representatives, have, since the Look-back Date, complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1977 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Bribery Laws”), and none of the Company or any of its Subsidiaries, nor to their Knowledge, Affiliates or Representatives, acting on the Company’s behalf, has directly or indirectly, in each case, in violation of any Bribery Law since the Look-back Date: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any unlawful fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a Government Official or Governmental Authority, (iii) made any unlawful payment to any customer or supplier, or to any Representative of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such Representative for the unlawful rebating of charges or (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such Representative.

(c) None of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, their respective Affiliates and Representatives has directly or indirectly made, offered to make, promised to make, or authorized the unlawful payment or giving of any money or other thing of value for corrupt purposes of influencing any act or decision of any Government Official in his official capacity, inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, securing any improper advantage, or inducing such Government Official to use his influence to affect or influence any act or decision of any Governmental Authority, in each case, in violation of the Bribery Laws, (ii) have not been found by any Governmental Authority to have violated any Bribery Law and (iii) are not, to the Knowledge of the Company, under investigation, formal or informal, for any potential violation of any Bribery Law.

(d) The Company and its Subsidiaries and their respective Affiliates and Representatives are, and, since July 31, 2010, have been in compliance with (i) all laws concerning the exportation of any products, technology, technical data and services, including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and United States Department of the Treasury; and (ii) United States and applicable international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of the Treasury.

(e) No director, officer or employee of the Company or any of its Subsidiaries, their respective Affiliates and Representatives, is identified on (i) OFAC’s list of “Specially Designated Nationals and Blocked Persons” (“SDNs”), or any other lists of known or suspected terrorists, terrorist organization or other prohibited persons made publicly available or provided to the Company or its Subsidiaries by any agency of the government of the United States or any jurisdiction in which the Company or its Subsidiaries are doing business (“Prohibited Persons”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List” (collectively “BIS Lists”); or (iii) the Directorate of Defense Trade Controls of the United States Department of State “Debarred List.” Neither the Company nor any of its Subsidiaries, nor their respective Affiliates and Representatives, is, or, since July 31, 2010, has been, involved in business arrangements or otherwise engages in transactions with or involving countries subject to trade sanctions imposed by the United States Government, or with or involving SDNs, Prohibited Persons, or persons on the BIS Lists or the Debarred List.

(f) Neither the Company nor any of its Subsidiaries nor their respective Affiliates and Representatives, have, since July 31, 2010, taken any action or failed to take any required action in material violation of any applicable Law governing (i) the Company’s and its Subsidiaries’ imports into or exports from any country, or (ii) economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

2.11 Permits. Section 2.10(b) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, each material Permit required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted (collectively, the “Company Permits”). Each such Permit has been issued or granted to the Company or such Subsidiary and is in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with all such Company Permits. As of the date of this Agreement, no suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or to the Knowledge of the Company, threatened.

2.12 Actions; Orders. There is no material Action pending or the Knowledge of the Company, threatened (a) against or directly affecting the Company or any of its Subsidiaries, or (b) that challenges, or that would be reasonably likely to have the effect of preventing or delaying, or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. There are no Orders against or directly affecting in any material respect the Company, any of its Subsidiaries or any of the material properties, assets or rights of the Company or any of its Subsidiaries.

2.13 Contracts.

(a) Section 2.13(a) of the Disclosure Schedule lists, as of the date of this Agreement, other than Company Employee Plans (except those Contracts required to be listed pursuant to Section 2.13(a)(xiii)), each Contract to which the Company or any of its Subsidiaries is a party or by which they are legally bound that falls into any of the following categories:

(i) any leases, lease guaranties, subleases or similar agreements for the leasing (the “Leases”) of the Leased Real Property;

(ii) any Contract that involved aggregate payments by the Company or any of its Subsidiaries in excess of $175,000 in fiscal year 2014 or, to the Knowledge of the Company as of the date hereof, fiscal year 2015;

(iii) any Contract that involved aggregate payments to the Company or any of its Subsidiaries in excess of $350,000 in fiscal year 2014 or, to the Knowledge of the Company as of the date hereof, fiscal year 2015;

(iv) any Contract relating to the acquisition of (i) any ownership interest in any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise) and containing executory obligations to the Company or any of its Subsidiaries or (ii) assets whose value is in excess of $500,000 since the Look-back Date;

(v) any Contract relating to the consummated sale, lease, conveyance or other disposition of material assets of the Company and its Subsidiaries since the Look-back Date;

(vi) any Contract that relates to the formation, creation, operation, management or control of any material legal partnership, joint venture entity, joint marketing strategic alliance, or other similar Person or business combination;

(vii) any Contract relating to any outstanding Indebtedness of the Company or any of its Subsidiaries (including any mortgages, indentures, guarantees, loans or credit agreements, security agreement or other Contracts relating to the borrowing of money or extension of credit) with a principal or notional amount in excess of $100,000;

(viii) any Contract under which the Company or any of its Subsidiaries is granted a license to any third party’s Intellectual Property Rights (“Licensed Intellectual Property Rights”) included in the Company Products, other than (A) licenses and related services Contracts for commercially-available Technology or Intellectual Property Rights involving less than $50,000 of payments from the Company or any of its Subsidiaries per year or $250,000 over the current term of such license or Contract; (B) confidentiality or nondisclosure Contracts (“NDAs”); (C) Open Source Licenses; and (D) Contracts with employees or individual independent contractors for the assignment of, or license to, Intellectual Property Rights, in each case entered into in the ordinary course of business;

(ix) any Contract under which the Company or any of its Subsidiaries has licensed any material Company Intellectual Property to a third Person, other than (A) Contracts that do not contain any material restrictive covenants and are entered into in the ordinary course of business; (B) Contracts formed pursuant to one of the Company’s standard Contracts (or in a form similar in substance to, or with provisions with substantially similar legal effect as the provisions of, one of such forms); and (C) NDAs entered into in the ordinary course of business;

(x) any Contract (A) that materially limits the ability of the Company or any of its Subsidiaries to (1) engage in or compete in any line of business or with any Person or in any geographic area, (2) acquire any product or other asset or service from any other Person or (3) develop, sell, supply, distribute, offer support or service any product, technology or other asset to or for any other Person; or (B) that contains most favored customer pricing provisions with any third party or grants any exclusive rights, rights of first refusal, or rights of first negotiation to any Person;

(xi) any Contract providing for indemnification of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than any such Contracts entered into in the ordinary course of business;

(xii) any Contract with any Governmental Authority or Related Party (other than employment-related Contracts or Contracts related to the acquisition of equity in the Company or any of its Subsidiaries);

(xiii) any employment Contract that (a) provides current annual base compensation in excess of $175,000; (b) includes terms which vary materially from terms in the Company’s customary offer letter or includes severance terms that vary from the Company’s standard severance policy; (c) limits the Company’s ability to terminate an employment relationship at will; (d) provides the employee with a right to terminate his employment relationship for “Good Reason” and receive payments or benefits; (e) provides for an offer of any equity grant which grant is not reflected in Section 2.2 of the Disclosure Schedule; or (f) provides for additional paid time off, guaranteed bonus, car allowance or other non-standard employee benefits in the aggregate exceeding $15,000 for any employee, and provided that the foregoing sub-clauses (b), (c) and (f) shall not include provisions as a matter of any Law applicable to the employment relationship if such provision is not set forth in an employment Contract;

(xiv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and is not disclosed pursuant to Section 2.13(a)(i) through Section 2.13(a)(xiii); and

(xv) any commitment or agreement to enter into any of the foregoing.

(b) The Company has made available true and complete copies of each Contract disclosed pursuant to Section 2.13(a) (such Contracts, the “Company Material Contracts”). Each Company Material Contract is, to the Knowledge of the Company, valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity. Neither the Company nor any of its Subsidiaries that is a party thereto, or, to the Knowledge of the Company, any other party thereto, is in breach in any material respect of, or default in any material respect under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Company Material Contract, received any written notice of breach or default in any material respect under any Company Material Contract which breach has not been cured, or granted to any third Person any rights, adverse or otherwise, that would constitute a breach in any material respect of any Company Material Contract.

2.14 Related Party Transactions. Except for the transactions and arrangements set forth on Section 2.14 of the Disclosure Schedule, no Related Party (a) has borrowed money from or loaned money to the Company or any of its Subsidiaries that is currently outstanding or otherwise has any cause of action or claim against the Company or any of its Subsidiaries, (b) has directly or indirectly, (i) an economic interest in any Person which furnishes or sells services or products that the Company or any of its Subsidiaries furnish or sell, or propose to furnish or sell, (ii) a beneficial interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or Contract of the Company or any of its Subsidiaries, (iii) has any ownership interest in any property or asset used or owned by the Company or any of its Subsidiaries, or (iv) is a party to any Contract, or is engaged in any ongoing transaction or series of related transactions with the Company or any of its Subsidiaries (other than employment-related Contracts or transactions or Contracts related to the acquisition of equity in the Company or any of its Subsidiaries).

2.15 Intellectual Property.

(a) Section 2.15(a) of the Disclosure Schedule lists the products and services currently owned, or purported to be owned, by the Company or any of its Subsidiaries and currently: (i) sold or licensed by the Company or any of its Subsidiaries to a third Person; or (ii) supported by the Company or any of its Subsidiaries for a third Person (collectively, the “Company Products”).

(b) Section 2.15(b) of the Disclosure Schedule lists a complete and accurate list, as of the date of this Agreement, of the Company Registered Intellectual Property. As of the date of this Agreement, to the Knowledge of the Company, all of the Company Registered Intellectual Property is subsisting, valid and enforceable and all necessary renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been timely paid. None of the Company Registered Intellectual Property is the subject of any currently pending proceeding before any Governmental Authority (excluding any office actions).

(c) The Company Intellectual Property is owned exclusively by the Company or its Subsidiaries free and clear of all Liens, other than Permitted Liens, and together with the Licensed Intellectual Property Rights, comprises all of the Intellectual Property Rights used in the operation of the Company’s and its Subsidiaries’ business as presently conducted. This Section 2.15(c) is not intended to, and does not, constitute a representation or warranty regarding infringement or misappropriation of any other Person’s Intellectual Property Rights, which is addressed exclusively in Section 2.15(e).

(d) The Company and its Subsidiaries have taken commercially reasonable measures to (i) maintain in confidence the Company’s Trade Secrets that they consider proprietary, or are obligated by third parties to protect as Trade Secrets and (ii) except as set forth in Section 2.15(d)(ii) of the Disclosure Schedule, not to disclose the source code for the Company Products to any third Person and to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to, result in the disclosure or delivery by the Company (or, to the Knowledge of the Company, any Person acting on behalf of the Company), of any material source code of the Company Products to any third Person, other than employees and contractors providing services to or on behalf of the Company in the ordinary course of business. To the Knowledge of the Company, no Company employee or consultant has any right, title or interest in any material Company Intellectual Property.

(e) Except as set forth on Section 2.15(e) of the Disclosure Schedule, the development, sale, offer for sale, exportation, distribution and use of any Company Product, as such activities are currently conducted by the Company or its Subsidiaries, does not infringe or misappropriate the Intellectual Property Rights of any other Person. As of the date of this Agreement, there is no Action pending (i) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging infringement or other misappropriation by the Company or any of its Subsidiaries of the Intellectual Property Rights of a third Person; and (ii) by the Company or any of its Subsidiaries against a third Person alleging that such third Person infringes, misappropriates or otherwise violates any material Company Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 2.15(e) contains the only representations or warranties made by the Company with respect to infringement or misappropriation of Intellectual Property Rights of any other Person.

(f) Section 2.15(f) of the Disclosure Schedule contains, to the Knowledge of the Company, a complete and accurate list, as of the date of this Agreement, of all Open Source Materials included, embedded or otherwise incorporated in the Company Products and identifies the Open Source License under which such Open Source Materials is licensed. The Company and its Subsidiaries have policies reasonably consistent with industry standards for companies of a similar size and with similar products and services that prohibit the use of Open Source Materials in products or services distributed to third Persons, and none of the Company software comprising the Company Products that the Company intends to keep proprietary will be subject to an obligation under the applicable Open Source License to any requirement under such Open Source License that such Company software be distributed in source code form, for the purpose of making modification, or free of charge.

(g) To the Knowledge of the Company, none of the Company Products contains any computer code which was designed to, without authorization, (i) disrupt, disable, erase or harm such Company Products’ operation, or cause the Company Products to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access such Company Products without authorization.

(h) No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, material Company Intellectual Property in a way that resulted in any Governmental Authority owning any right in or to any of such material Company Intellectual Property.

(i) To the Knowledge of the Company, in the twelve (12) months prior to the date hereof, there have been no failures, crashes, security breaches or other adverse events affecting the computer software, computer hardware, firmware, networks, interfaces, websites and related systems used by the Company and its Subsidiaries (collectively, “Computer Systems”) that have caused a material disruption to the business of the Company and its Subsidiaries, and the Company and its Subsidiaries have not received any written notice from any third Person with respect thereto. The Computer Systems are adequate in all material respects for their intended use and for the operation of the business of the Company and its Subsidiaries as currently operated by the Company and its Subsidiaries, and are in good working condition (normal wear and tear excepted), and, to Knowledge of the Company, (i) are free from viruses, worms, Trojan horses and other known contaminants and (ii) do not contain any bugs, errors or problems of a nature that in each case of (i) and (ii), would materially disrupt their operation or have a material adverse impact on the operation of all the Computer Systems.

(j) The Company or its Subsidiaries, as the case may be, own or have rights to access and use all Computer Systems used to process, store, maintain and operate data and information used in connection with the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to secure the Computer Systems from unauthorized access or unauthorized use by any Person. This Section 2.15(j) is not intended to, and does not, constitute a representation of warranty regarding infringement or misappropriation of any other Person’s Intellectual Property Rights, which is addressed exclusively in Section 2.15(e).

(k) As of the date of this Agreement, all personally identifiable information which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all applicable Laws and the Company’s and/or its Subsidiaries’ posted privacy policies, except as would not reasonably be expected to have a Company Material Adverse Effect.

(l) All Intellectual Property Rights developed by or for the Company and its Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company or the Subsidiaries acting within the scope of their employment, or independent contractors of the Company or the Subsidiaries pursuant to agreements containing an assignment of Intellectual Property Rights to the Company or the Subsidiaries.

2.16 Real Property; Absence of Liens on Tangible Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 2.16(a) of the Disclosure Schedule lists, as of the date of this Agreement, all real property currently leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”).

(b) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens, except for Permitted Liens. All such material tangible properties and assets are in good operating condition and repair, ordinary wear and tear excepted.

2.17 Tax Matters.

(a) The Company and each of its Subsidiaries has prepared and timely filed all income and other material federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations (taking into account any automatic extensions for which approval of a Governmental Authority is not required), and such Tax Returns are true and correct in all material respects.

(b) The Company and each of its Subsidiaries has paid all income and other material Taxes it is required to pay and has withheld with respect to Company Personnel and other Persons (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

(c) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries in writing, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified by any Tax authority (in writing) of any threat or plan to request such an audit or other examination.

(e) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid federal, state, local or foreign Taxes, which have not been accrued or reserved on the Current Balance Sheet in accordance with GAAP.

(f) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common Parent of which was the Company or one of its Subsidiaries), (ii) a party to any Tax sharing, indemnification or allocation agreement, (iii) subject to any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise, or (iv) a party to any joint venture, partnership or other arrangement that, to the knowledge of the Company, could be treated as a partnership for Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i) There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign

Tax Law) relating to the Company or any of its Subsidiaries which could affect the Company’s or any of its Subsidiaries’ liability for Taxes for any period after the Closing Date. Neither the Company nor any of its Subsidiaries has changed any method of accounting or will be required to make any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax Law) or for any period ending after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(l) No written claim has been received from a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

2.18 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.18(a) of the Disclosure Schedule lists, as of the date of this Agreement, each material Company Employee Plan. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has made any plan or commitment (whether written or oral) to establish, adopt or enter into any new material Company Employee Plan, or to modify any material Company Employee Plan (except to the extent required by Law).

(b) Documents. With respect to each material Company Employee Plan, the Company has made available to Parent: (i) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent determination letter (if any) from the IRS for any such Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any such material Company Employee Plan that is not in writing, in each case, except for (x) offer letters that provide for at-will employment and can be terminated without material cost or liability to Parent and its Subsidiaries, (y) consulting agreements that can be terminated without material cost or liability to Parent and its Subsidiaries, and (z) Company Option Agreements, in which case only forms of such agreements have been made available to Parent, unless such individual agreements materially differ from those forms; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the IRS or U.S. Department of Labor relating to any material compliance issues in respect of any such Company Employee Plan.

(c) Employee Plan Compliance. Each Company Employee Plan has been established, maintained and administered in accordance, in all material respects, with its terms and applicable Laws. The Company and its Subsidiaries and ERISA Affiliates have performed all material obligations required to be performed by them under each Company Employee Plan. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has timely obtained a favorable determination, notification, advisory and/or opinion, as applicable, letter from the IRS and to the Knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(d) As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits and administrative expenses) against or relating to any Company Employee Plan, the assets, sponsor or administrator thereof, or to the Knowledge of the Company against any fiduciary of the Company Employee Plan with respect to the operation of such plan. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor or any other Governmental Authority with respect to any Company Employee Plan. The Company and its Subsidiaries and ERISA Affiliates are not subject to any penalty or Tax in excess of $50,000 with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor to the Knowledge of the Company, has any Company Personnel committed any breach of fiduciary duty imposed by Title I of ERISA. The Company and its Subsidiaries and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, except as would not reasonably be likely to result in material liability to the Company or its Subsidiaries, taken as a whole.

(e) No Pension Plans, Etc. No Company Employee Plan is, and none of the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates, nor any of their predecessors, has maintained, established, sponsored, participated in, contributed to, been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly, with respect to any (i) employee benefit plan subject to Section 412, 430, 4971 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section (3)(37) or 4001(a)(3) of ERISA, (iii) “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA (in each case under clause (ii) and (iii), whether or not subject to ERISA), (iv) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, (v) a “funded welfare plan” within the meaning of Section 419 of the Code, or (vi) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code, in all cases, to which the Company, its Subsidiaries, or any of their respective ERISA Affiliates have or would reasonably be expected to incur a liability. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance Contract and to the Knowledge of the Company, no condition exists that could reasonably be expected to result in an increase of more than $50,000 in the premium costs of Company Employee Plans that are fully-insured in the aggregate, prior to December 31, 2015, excluding the effects of hiring additional employees. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company or any of its Subsidiaries to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree life insurance, health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(g) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits to any Company Personnel, (ii) prevent the right of the Company or any of its Subsidiaries from merging, amending or terminating any Company Employee Plan, (iii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) or (iv) a penalty Tax under Section 409A of the Code with respect to any Company Personnel. There is no Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound to compensate any Company Personnel for excise Taxes paid pursuant to Section 4999 of the Code or the additional Taxes paid pursuant to Section 409A of the Code.

(h) In all material respects, each Company Employee Plan subject to the Laws of any jurisdiction outside of the United States (the “Non-U.S. Plans”) (i) that is intended to qualify for special tax treatment, has met all requirements for such Tax treatment, (ii) if intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and do not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-U.S. Plan, (iii) is in compliance with its terms and all applicable Laws, and (iv) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

2.19 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). To the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries. There is no unfair labor practice complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(b) Since the Look-back Date, the Company and its Subsidiaries have been in compliance, in all material respects, with applicable Laws with respect to the hiring of employees and employment (including applicable Laws regarding wage and hour requirements, collection and payment of withholding and/or social security Taxes, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining). The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws that could require overtime to be paid to any current or former employee of the Company or any of its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(c) Neither the Company nor any of its Subsidiaries is materially delinquent in material payments to any of its current or former employees for any earned wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(d) To the Knowledge of the Company, neither it nor any of its Subsidiaries’ employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company’s or any of its Subsidiaries’ business as proposed to be conducted.

(e) Except as set forth on Section 2.19(e), to the Knowledge of the Company, (i) no officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing, (ii) no officer or key employee has received an offer to join a business that is competitive with the Company’s business or (iii) no officer or key employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or employee of any of his duties or responsibilities as an officer or employee of the Company; or (B) the Company’s and its Subsidiaries’ business or operations.

(f) The employment of all Persons and officers employed by the Company or any of its Subsidiaries is terminable at will without any penalty or severance obligation of any kind on the part of the employer except as required by Law. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued on the accounting records of the Company or any of its Subsidiaries.

(g) To the Knowledge of the Company, each current and former employee, officer and consultant of the Company or any of its Subsidiaries has executed a proprietary information and inventions agreement or similar agreement. To the Knowledge of the Company, neither it nor any of its Subsidiaries’ current or former employees, officers or consultants are or were, as the case may be, in violation thereof, and the Company will take reasonable efforts to prevent such violation prior to Closing. To the Knowledge of the Company, other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment or consulting relationship with the Company from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth a correct and complete list of all material insurance policies maintained by the Company and its Subsidiaries. Each such policy is in full force and effect and all premiums due and payable thereon have been paid, and neither the Company nor any of its Subsidiaries is in breach or default of any of the material insurance policies or has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any material insurance policy maintained by the Company or any of its Subsidiaries or any material claim made pursuant to any such insurance policy.

2.21 Brokers’ Fees. Except for Morgan Stanley & Co. LLC (“Morgan Stanley”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

2.22 Environmental. Except as set forth in Section 2.22 of the Disclosure Schedule, (a) the Company and its Subsidiaries are in material compliance with all Environmental Laws and possess and are in material compliance with all Permits required under such Environmental Laws for the conduct of their respective operations; (b) the Company and its Subsidiaries have not received any written notices, claims, or requests for information alleging the Company or any of its Subsidiaries are in violation of or liable under Environmental Laws; and (c) there are no material Actions pending or, to the Knowledge of the Company, threatened against any of Company or any of its Subsidiaries alleging a violation of or any liability under any Environmental Law.

2.23 Customers and Suppliers. Section 2.23 of the Disclosure Schedule sets forth a list of names of (i) the thirty (30) largest customers, measured by dollar volume of sales and (ii) the thirty (30) largest suppliers, measured by dollar volume of purchases (in each case during the twelve months ended June 30, 2015) of the Company and its Subsidiaries, taken as a whole. Since June 30, 2013, the Company has not received written notice regarding an actual or threatened termination, cancellation or substantial reduction of the business relationship between the Company and its Subsidiaries, on the one hand, and any customer or group of customers or any supplier or group of suppliers listed in Section 2.23 of the Disclosure Schedule, on the other hand and, to the Knowledge of the Company, no such termination, cancellation, or substantial reduction is threatened by any such customers or suppliers as of the date hereof.

2.24 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article II and in any Stockholder Support Agreement, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article II.

ARTICLE III

REPRESENTATION AND WARRANTIES OF PARENT, GT TOPCO AND MERGER SUB

Parent, GT Topco and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

3.1 Organization. Each of Parent, GT Topco and Merger Sub is duly organized, validly existing and in good standing under the Laws of the respective jurisdiction of its incorporation. Each of Parent, GT Topco and Merger Sub has the corporate power to own, lease or operate its properties and assets and to carry on its business as currently conducted. Each of Parent, GT Topco and Merger Sub is duly qualified or licensed to do business and in good standing as a foreign corporation or limited liability company (if applicable) in each jurisdiction in which it conducts material business operations. Each of Parent, GT Topco and Merger Sub has made available to the Company a true and correct copy of its certificate of incorporation or formation and bylaws, or like organizational documents (collectively, the “Parent, GT Topco and Merger Sub Charter Documents”). Neither Parent nor GT Topco nor Merger Sub is in material violation of any of the provisions of the applicable Parent, GT Topco and Merger Sub Charter Documents. Merger Sub is a direct, wholly owned Subsidiary of Parent, has been organized solely for the purpose of consummating the transactions contemplated herein and does not conduct, and has never conducted, any other business or other operations.

3.2 Authority. Each of Parent, GT Topco and Merger Sub has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder (including the consummation by such party of the transactions contemplated hereby). The execution and delivery by each of Parent, GT Topco and Merger Sub of this Agreement and the performance by each of Parent, GT Topco and Merger Sub of their respective obligations under this Agreement (including the consummation by each of Parent, GT Topco and Merger Sub of the transactions contemplated hereby) have been duly authorized by all necessary corporate or limited liability company and stockholder action on the part of Parent, GT Topco and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent, GT Topco or Merger Sub are necessary to authorize the execution or delivery by Parent, GT Topco or Merger Sub of this Agreement or the performance by Parent, GT Topco or Merger Sub of their respective obligations under this Agreement in accordance with its terms (including the consummation by Parent, GT Topco or Merger Sub of the transactions contemplated hereby), and the acceptance and adoption by Parent, as the sole stockholder of Merger Sub, which shall occur immediately following execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent, GT Topco and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of each of Parent, GT Topco and Merger Sub, enforceable against each of Parent, GT Topco and Merger Sub in accordance with its terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity.

3.3 No Conflict. Assuming the receipt or making of the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings specified in Section 3.3 of the Disclosure Schedule, the execution and delivery by each of Parent, GT Topco and Merger Sub of this Agreement does not, and the performance by each of Parent, GT Topco and Merger Sub of their respective covenants or obligations under this Agreement (including the consummation by each of Parent, GT Topco and Merger Sub of the transactions contemplated hereby, including the Debt Financing and the Rollover Transaction) will not, Conflict with (a) any provision of the certificate of incorporation or formation and bylaws of Parent, GT Topco or Merger Sub, (b) any Contract or Permit that is material to Parent, GT Topco and Merger Sub, taken as a whole, or (c) any Law or Order applicable to Parent, GT Topco or Merger Sub or any of their properties or assets, except in the case of clauses (b) or (c) above, for such Conflicts which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, GT Topco or Merger Sub in connection with the execution and, delivery by Parent, GT Topco or Merger Sub of this Agreement or the performance by Parent, GT Topco or Merger Sub of their respective covenants and obligations under this Agreement (including the consummation by Parent, GT Topco and Merger Sub of the transactions contemplated hereby, including the Debt Financing), except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable requirements of the HSR Act or under any other Antitrust Laws, (c) any filings required by applicable securities Laws and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation by Parent, GT Topco or Merger Sub of the transactions contemplated hereby (including the consummation by Parent, GT Topco and Merger Sub of the transactions contemplated hereby, including the Debt Financing) or the performance by Parent, GT Topco or Merger Sub of its covenants and obligations hereunder.

3.5 Actions; Orders. There is no material Action pending or, to the Knowledge of the Company, threatened (a) against or directly affecting Parent, GT Topco or Merger Sub or (b) that challenges, or that would be reasonably likely to have the effect of preventing or delaying, or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. There are no Orders against or directly affecting in any material respect Parent, GT Topco or Merger Sub or any of the material properties, assets or rights of Parent, GT Topco or Merger Sub.

3.6 Brokers’ Fees. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.7 Availability of Funds; Financial Statements.

(a) Parent will have at the Closing sufficient immediately available funds to pay the Merger Consideration and any other fees, expenses and amounts to be paid by Parent, GT Topco, Merger Sub or the Surviving Corporation in connection with the transactions contemplated by this Agreement.

(b) Parent has made available to the Company true and complete copies of the (i) audited consolidated balance sheets of Infor, Inc. and its Subsidiaries as of December 31, 2014 and December 31, 2013 and (ii) the unaudited consolidated balance sheet of Infor, Inc. and its Subsidiaries as of April 31, 2015, and the related unaudited statements of income, cash flows and stockholders’ equity for the quarter then ended (all of the foregoing financial statements, including any notes thereto, the “Parent Financial Statements”). The Parent Financial Statements have been prepared (i) in accordance with GAAP consistently applied throughout the periods indicated (except as indicated in any notes thereto and that the unaudited Parent Financial Statements do not contain notes thereto otherwise required by GAAP and are subject to year-end audit adjustments) and (ii) in accordance with the books and records of Parent and its Subsidiaries. The Parent Financial Statements present fairly in all material respects the consolidated financial position of Infor, Inc. and its Subsidiaries as of the respective dates indicated thereon and the consolidated operating results of the Infor, Inc. and its Subsidiaries during the periods indicated therein, subject in the case of unaudited Financial Statements to year-end audit adjustments.

3.8 GT Topco. GT Topco was formed solely for the purpose of engaging in the transactions contemplated by the Rollover Agreement. GT Topco has not conducted any business. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by the Rollover Agreement to be in engaged in by GT Topco prior to the date hereof, GT Topco has not and will not have incurred any obligations or liabilities or have engaged in any business activities or entered into any agreements with any Person. Except for the Company LLC Agreement (as defined in the Rollover Agreement), the Rollover Agreement and the Merger Agreement, as of the date hereof, GT Topco is not a party to any Contract with the Parent or any of its Affiliates.

3.9 Debt Financing.

(a) Concurrently with the execution of this Agreement, Parent has delivered to the Company true, correct and complete copy of the executed forward underwriting agreement dated as of the date hereof (the “Debt Commitment Letter”) from the financial institutions party thereto, together with an executed fee letter referenced in the Debt Commitment Letter (the “Debt Fee Letter”) (except that the fee amounts, pricing caps, “flex” provisions and other economic terms (other than covenants) (none of which would adversely affect the amount or availability of the Debt Financing) set forth therein have been redacted), pursuant to which, and subject only to the terms and conditions expressly set forth therein, such financial institutions have committed to provide the amount of financing set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Other than the Debt Fee Letter, there are no side letters or other agreements, contracts or arrangements (except for customary engagement letters in respect of the Debt Financing) relating to the Debt Commitment Letter.

(b) The Debt Commitment Letter, in the form so delivered, is in full force and effect and has not been withdrawn, terminated, rescinded or otherwise amended, supplemented or modified in any respect and no such withdrawal, termination, rescission, amendment, supplement or modification is contemplated or pending. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent, GT Topco and Merger Sub and the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, GT Topco or Merger Sub or to the knowledge of Parent, any other Person, under any term, or a failure to satisfy any condition, of any of the Debt Commitment Letter or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. Neither Parent nor GT Topco nor Merger Sub has reason to believe that it could be unable to satisfy on a timely basis any term or condition of any of the Debt Commitment Letter required to be satisfied by it or that any portion of the Debt Financing contemplated thereby will be unavailable to Parent, GT Topco and Merger Sub at the Closing. Parent, GT Topco and Merger Sub have fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are due and payable on or before the date of this Agreement and will pay in full any such additional amounts that are due on or before the Closing.

(c) There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter delivered to the Company concurrently with the execution of this Agreement.

(d) The obligations of Parent, GT Topco and Merger Sub under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Debt Commitment Letter. The obligations of Parent, GT Topco and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

3.10 Solvency. Neither Parent nor GT Topco nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, GT Topco or Merger Sub, the Company or any of

their respective Subsidiaries. Each of Parent, GT Topco and Merger Sub is Solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement (assuming the accuracy of all of the representations and warranties set forth in Article II of this Agreement), including the payment of the Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Effective Time. As used in this Section 3.10, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent, GT Topco and Merger Sub (and, after the Merger, the Surviving Corporation and its Subsidiaries) (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Parent, GT Topco and Merger Sub (and, after the Merger, the Surviving Corporation and its Subsidiaries) (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent, GT Topco and Merger Sub (and, after the Merger, the Surviving Corporation and its Subsidiaries) (on a consolidated basis) and each them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 3.10, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

3.11 Independent Investigation. Parent, GT Topco and Merger Sub acknowledge that they and their Affiliates and Representatives have conducted and completed their own investigation, analysis and evaluation of the Company and its Subsidiaries, made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and its Subsidiaries as they have deemed necessary or appropriate, that they have had the opportunity to request all information that have deemed relevant to the foregoing from the Company and its Representatives, and that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby Parent, GT Topco and Merger Sub have relied on their own investigation, analysis and evaluation of the Company and its Subsidiaries and the representations, warranties, covenants and agreements of the Company contained herein. Parent, GT Topco and Merger Sub acknowledge that, as of the date hereof, they and their Affiliates and Representatives (a) have received access to (i) such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that Parent and its Affiliates and the Representatives of any of the foregoing, as of the date hereof, have requested to review and (ii) the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby, and (b) have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent, GT Topco and Merger Sub acknowledge that, except for the representations and warranties expressly set forth herein or in any certificate, (a) neither the Company nor any of its Subsidiaries (or any Representative thereof) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and neither Parent, GT Topco, Merger Sub nor any of their respective Affiliates or the Representatives of any of the foregoing is relying on any representation or warranty except for those expressly set forth herein or in any certificate and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, GT Topco, Merger Sub or any of their respective Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth herein or in any certificate. For the avoidance of doubt, this Section 3.11 shall not serve to waive, limit or otherwise restrict or affect any of Parent’s, GT Topco’s, Merger Sub’s or their respective Affiliates’ rights in the event of any actual or alleged instance of fraud by the Company or its Representatives.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Conduct of Business of the Company.

(a) During the Pre-Closing Period, except as expressly permitted or required by this Agreement or as expressly set forth in Section 4.1 of the Disclosure Schedule or otherwise consented to by Parent in writing, the Company shall (i) operate the business of the Company and each of its Subsidiaries in the ordinary course and consistent with past practice in all material respects, (ii) use its commercially reasonable efforts to keep available the services of the Company’s and its Subsidiaries’ present officers and employees (other than termination for cause) and (iii) use its commercially reasonable efforts to preserve the Company’s and its Subsidiaries’ beneficial relationships with customers, suppliers, distributors, licensors, licensees and others having such business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of such specific provision.

(b) During the Pre-Closing Period, except as expressly required by this Agreement or as expressly set forth in Section 4.1 of the Disclosure Schedule or otherwise consented to by Parent in writing prior to the taking of the applicable action, neither the Company nor any of its Subsidiaries shall:

(i) make any capital expenditure or expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than capital expenditures contemplated by the Company’s capital expenditure plan for fiscal year 2015;

(ii) (A) sell, license (other than non-exclusive licenses of Technology or service related agreements in the ordinary course of business consistent with past practice) or otherwise assign or convey to any Person any ownership of any Company Intellectual Property, or (B) enter into any Contract with respect to the development of any Technology with any other Person, other than in the ordinary course of business;

(iii) other than in the ordinary course of business consistent with past practice, (A) enter into any Contract which would have been required to have been disclosed on Section 2.13(a) of the Disclosure Schedule had such Contract been entered into prior to the date of this Agreement or (B) terminate, waive or amend any such Contract or any Company Material Contract;

(iv) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following consummation of the transactions contemplated by this Agreement;

(v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or other similar Contract restricting such Person from taking any action;

(vi) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property or any combination thereof) or make any other actual, constructive or deemed distribution in respect of any Company Capital Stock; provided that the Company shall be permitted to make, declare, set aside and pay cash dividends that are required to be paid on the Company Series A Preferred Stock;

(vii) split, combine, subdivide or reclassify any Company Capital Stock, or issue any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(viii) issue, grant, deliver, sell, dispose of, pledge or otherwise encumber, or purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into such shares, or subscriptions, rights, warrants or options to acquire any such shares or convertible securities, other than (A) issuances, sales or deliveries of Company Common Stock pursuant to exercises of Company Options or conversion of Company Series A Preferred Stock or the withholding of shares of Company Common Stock to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms thereof and (B) repurchases from Company Personnel following their termination pursuant to the terms of their pre-existing agreements to purchase Company Options or Company Capital Stock;

(ix) amend or otherwise modify any Company Charter Documents or Subsidiary Charter Documents;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xi) directly or indirectly acquire any Person or other business enterprise or division thereof or any equity interest therein (whether by merger, consolidation, sale of stock, sale of assets or otherwise);

(xii) sell, lease, convey or otherwise dispose of any material assets of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(xiii) settle or compromise any pending or threatened Action in excess of $50,000 individually or $100,000 in the aggregate;

(xiv) incur any Indebtedness with a principal or notional amount in excess of $50,000;

(xv) grant any loans, advances or capital contributions to or investments in any other Person or purchase debt securities of any other Person;

(xvi) mortgage or pledge any of its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(xvii) except (x) pursuant to a Company Employee Plan in effect as of the date of this Agreement, (y) as required by applicable Law, or (z) as otherwise permitted under another subsection of Section 4.1(b), (A) adopt, establish, amend or terminate any Company Employee Plan (including any underlying agreements), or any agreement, plan, policy or arrangement that would constitute a Company Employee Plan if it were in existence on the date hereof, except any amendments required to maintain the qualified status of such Company Employee Plan and except as permitted under subsection (D) hereof, (B) increase, or accelerate the vesting or payment of, the compensation or other benefits payable to or to become payable to any Company Personnel, and except as permitted under subsection (D) hereof, (C) enter into any employment Contract (except (x) to the extent necessary to replace any departing Company Personnel without any material increase in compensation or benefits or fees from the prior employee’s or independent contractor’s annual compensation or (y) for employment Contracts terminable on less than 30 days’ notice without penalty), (D) grant, provide or promise to grant or provide any severance, retention, termination or similar payments (in cash or otherwise), bonus, or equity or equity-based incentive awards to any Company Personnel, except that the Company may provide bonuses not to exceed $250,000 in the aggregate, (E) terminate (other than for “cause”), promote or change the title of any employee or other service provider or (F) hire or make an offer to hire any new employee, officer, consultant or other service provider (except as permitted under subsection (C));

(xviii) enter into, amend, terminate or extend any Collective Bargaining Agreement with a works council or other union;

(xix) except as required by GAAP or in the ordinary course of business, materially revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off accounts receivable;

(xx) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xxi) agree in writing to take any of the actions described in this Section 4.1(b).

Parent acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations during the Pre-Closing Period, and (ii) during the Pre-Closing Period, the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ operations.

4.2 No Solicitation of Acquisition Proposals.

(a) During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (b) furnish to any Person (other than Parent, GT Topco, Merger Sub or any designees of Parent, GT Topco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, GT Topco, Merger Sub or any of their Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal. To the extent permitted by applicable Law, the Company shall (1) promptly, and in any event within one (1) Business Day, notify Parent if any director or officer of the Company or such Securityholder becomes aware of any receipt by the Company of (i) of any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry, and (2) provide Parent with a copy of any written proposal or materials related to any such Acquisition Proposal or request for information or inquiry.

(b) The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore in connection with or with respect to any potential sale of or any other potential business combination involving the Company or any of its Subsidiaries.

(c) Promptly, and in any event within one (1) Business Day, after the execution of this Agreement, the Company shall, to the extent it has not done so prior to the execution of this Agreement, send to other Persons to whom confidential information was provided in connection with or with respect to any potential sale of or any other potential business combination involving the Company or any of its Subsidiaries “return or destroy” notices in respect of such information.

4.3 Stockholder Vote.

(a) Immediately following the execution and delivery of this Agreement, the Company shall prepare and distribute to holders of Company Capital Stock holding at least the number and class of shares of Company Capital Stock sufficient to provide the Requisite Stockholder Approval a written consent of holders of Company Capital Stock adopting this Agreement in accordance with the DGCL and the Company Charter Documents, waiving any appraisal rights under Section 262 of the DGCL, with respect thereto, and approving the appointment of the Seller Representative, in substantially the form attached hereto as Annex D (the “Stockholder Written Consent”). The Company shall use its reasonable best efforts to cause such holders of Company Capital Stock to execute the Stockholder Written Consent and deliver such executed Stockholder Written Consent to the Company within one Business Day following the execution and delivery of this Agreement.

(b) As promptly as practicable following the date hereof, the Company shall, in accordance with applicable Law, including Sections 228 and 262 of the DGCL, and the Company Charter Documents, promptly send an information statement (the “Information Statement”) to each holder of Company Capital Stock that has not theretofore executed the Stockholder Written Consent (i) notifying him, her or it that (1) action has been taken by less than unanimous written consent of the holders of Company Capital Stock, (2) this Agreement was duly adopted and (3) appraisal rights are available pursuant to Section 262 of the DGCL, (ii) seeking a waiver of such appraisal rights from such holder of Company Capital Stock, and (iii) seeking ratification of the adoption of this Agreement and the appointment of the Seller Representative. The Company shall use commercially reasonable efforts to obtain such waivers from each holder of Company Capital Stock who has not theretofore executed a Stockholder Written Consent. The Information Statement shall be in a form reasonably acceptable to Parent and shall at all relevant times be in compliance with Section 262 of the DGCL and other applicable Laws.

(c) Concurrently with or as promptly as practicable following the distribution of the Information Statement, the Company shall submit to its shareholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Parent) by a vote of such shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), any such payments or other benefits that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the 280G Shareholder Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Shareholder Vote but as promptly as practicable following the date hereof, the Company shall obtain, from each Person whom the Company reasonably believes to be with respect to the Company a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Parent) pursuant to which such Person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would not be deductible pursuant to Section 280G of the Code (such waivers, the “280G Waivers” and such benefits so waived, the “Waived 280G Benefits”). Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Shareholder Vote for such item is obtained. To the extent that any of the Waived 280G Benefits are not approved pursuant to the 280G Shareholder Vote, prior to the Closing, such Waived 280G Benefits shall not be made or provided. Prior to soliciting the 280G Waivers and approvals contemplated by this Section 4.3, the Company shall provide a draft of the form for such 280G Waiver and stockholder approval materials (together with any summaries of calculations) to Parent for its reasonable review and the Company shall make any changes reasonably requested by Parent or its Representatives to such form of 280G Waiver or stockholder approval materials. Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 4.3 and that either (A) the requisite number of votes were obtained with respect to the 280G Shareholder Vote (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

4.4 Access to Information. During the Pre-Closing Period, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and necessary personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit (a) access to any documents or information to the extent that any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation, including by providing such information in redacted form as necessary to comply with such Law, Contract or obligation or otherwise make appropriate substitute disclosure arrangements. Any investigation conducted pursuant to the access contemplated by this Section 4.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 4.4. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each of the Company and Parent shall hold, and shall cause their respective Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Nothing in this Section 4.4 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

4.5 Public Disclosure. During the Pre-Closing Period, the parties agree that no press release or public announcement regarding the subject matter of this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Company and Parent, except as may be required by applicable Law. If any such press release or public announcement is required by applicable Law to be made by any party hereto, prior to making such announcements, such party will deliver a draft of such announcement to the other party and shall give such other party a reasonable opportunity to comment thereon.

4.6 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, GT Topco, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with such other parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (a) cause the conditions to the Merger set forth in Article V to be satisfied; (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all registrations, declarations and filings with Governmental Authorities that are necessary or appropriate to consummate the transactions contemplated by this Agreement; and (c) obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Company Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent, GT Topco or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, no party shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

4.7 Antitrust Filings.

(a) Each of Parent, GT Topco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by any other Antitrust Laws as soon as practicable after the date of this Agreement but in no event later than twenty (20) Business Days following the execution and delivery of this Agreement, unless otherwise agree by the parties hereto. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable, and to avoid any impediment to the consummation of the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections (if any) as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Merger.

(b) Each of Parent, GT Topco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If Parent, GT Topco or Merger Sub (or any of their respective Affiliates, if applicable), on the one hand, or the Company, on the other hand, shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, each of Parent, GT Topco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in paragraphs (a), (b) and (d) of Section 5.1. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law, or as appropriate to protect confidential business information.

(c) Each of (i) Parent, GT Topco, Merger Sub and their respective Affiliates on the one hand, and (ii) the Company on the other hand, shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by this Section 4.7 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 4.7 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.7 or any other provision of this Agreement shall require any of Parent, the Company or any of their respective Affiliates to (i) take any action that would be reasonably likely to have a material adverse effect on Parent and its Affiliates (including the Surviving Corporation), taken as whole, (ii) agree to hold separate or to divest any business, product or asset or (iii) commence any Action.

4.8 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent, GT Topco and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to perform or comply with or satisfy any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would cause any of the conditions to the Merger set forth in Section 5.2(a) or Section 5.2(b) to not be satisfied at such time; provided that no such notification shall affect or be deemed to modify (i) any representation or warranty of the Company set forth herein or in any certificate or Contract delivered or executed in connection with the transactions contemplated hereby or (ii) the conditions to the obligations of Parent, GT Topco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder.

(b) During the Pre-Closing Period, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent, GT Topco or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent, GT Topco or Merger Sub to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would cause any of the conditions to the Merger set forth in Section 5.3(a) or Section 5.3(b) to not be satisfied at such time; provided that no such notification shall affect or be deemed to modify (i) any representation or warranty of Parent, GT Topco or Merger Sub set forth herein or in any certificate or Contract delivered or executed in connection with the transactions contemplated hereby or (ii) the conditions to the obligations of Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by the Company pursuant this Section 4.8(b).

(c) Notwithstanding anything in this Agreement to the contrary, any individual failure by the Company to comply with Section 4.8(a) or by Parent to comply with Section 4.8(b) shall, by itself, not result in a failure of either the condition to the Merger set forth in Section 5.2(a) or Section 5.2(b), respectively, to be satisfied (or result in any corresponding termination right in Article VI).

4.9 Post-Closing Employee Matters.

(a) As of the Effective Time and for 12 months thereafter (or, if earlier, the date of termination of employment of the relevant Continuing Employee), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide each employee of the Surviving Corporation and its Subsidiaries who will be employed by Parent or one of its Subsidiaries after the Effective Time (collectively, the “Continuing Employees” and each, a “Continuing Employee”) with employee benefits (excluding equity arrangements, deferred compensation arrangements, or retiree health and retiree welfare benefits) that are substantially comparable or more favorable in the aggregate as those in effect for either (i) such Continuing Employee as of the date hereof or (ii) similarly-situated employees of Parent, as elected by Parent in its discretion. As of the Effective Time and for at least 12 months thereafter (or, if earlier, the date of termination of employment of the relevant Continuing Employee), Parent shall, or shall cause the Surviving Corporation or their Subsidiaries to, compensate each Continuing Employee with a base salary rate and target bonus opportunity on terms no less favorable than the base salary rate and target bonus opportunity, respectively, provided to such Continuing Employee immediately prior to the Effective Time.

(b) For purposes of determining eligibility to participate and vesting and, solely with respect to vacation and paid time-off, entitlement to benefits, where length of service is relevant under any Parent employee benefit generally applicable to employees of Parent and its Subsidiaries that is made available to the Continuing Employees and in which such Continuing Employees did not participate prior to the Effective Time (a “Parent Plan”) (other than an equity-based incentive compensation plan, program, agreement or arrangement or a defined benefit plan) and to the extent permitted by applicable Law, Parent shall provide that the Continuing Employees shall receive service credit under each Parent Plan (other than an equity-based incentive compensation plan, program, agreement or arrangement or a defined benefit plan) for their period of service with the Company and its Subsidiaries and their respective predecessors (if any) prior to the Closing, to the same extent such service was credited under a comparable Company Employee Plan; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. Parent shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan providing medical, dental and vision benefits in which such employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that would apply if such Continuing Employee had been employed by Parent and its Subsidiaries for the period of the Continuing Employee’s employment with the Company; provided that, with respect to those employees for whom such limitations and waiting periods cannot be waived, Parent shall use commercially reasonable efforts to provide such employees with the opportunity to retain any affected coverage they had under any Company Employee Plan. Parent shall also provide Continuing Employees and their eligible dependents with credit for any co-payments and deductibles paid under Company’s medical, dental and vision plans for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable co-payments and deductibles in the year in which the Closing occurs.

(c) Prior to making any written or oral communications to the Company Personnel pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Company and Parent shall cooperate in providing any such mutually agreeable communication.

(d) 401(k) Plan. The Company shall take (or cause to be taken) all actions (and adopt all board resolutions) necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent, in its sole discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least ten (10) days before the Closing. Unless Parent provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Board has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to reasonable review of Parent and the Company shall consider in good faith any comments made by Parent or its representatives regarding the content of such resolutions), effective no later than the date immediately preceding the Closing Date. If Parent, in its sole discretion, agrees to sponsor and maintain any 401(k) Plan, Parent shall provide written notice to the Company of its intent to take such actions at least ten (10) days prior to the Closing and the Company shall (or shall cause its Subsidiaries) to amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) from participation in such plan.

(e) Notwithstanding anything to the contrary set forth in this Agreement, this Section 4.9 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of the Parent, the Surviving Corporation or any of their Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 4.9, require the Parent, the Surviving Corporation or any of their Subsidiaries to continue any Company Employee Plan or Parent Plan or prevent the amendment, modification or termination thereof after the Closing Date; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement. No provision of this Section 4.9 shall be construed to create any right to any compensation or benefits on the part of any Continuing Employee or other future, present or former employee of Parent, Company or their respective Subsidiaries.

4.10 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all written indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “D&O Indemnitees”). In addition, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 4.10(a), from the Effective Time until the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each D&O Indemnitee from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such D&O Indemnitee’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates prior to or at the Effective Time, or (ii) any of the transactions contemplated by this Agreement. In addition, from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation and its Subsidiaries to advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an D&O Indemnitee therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such D&O Indemnitee in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such D&O Indemnitee to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such D&O Indemnitee is not entitled to indemnification. Notwithstanding anything to the contrary set forth in this Section 4.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an D&O Indemnitee under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnitees from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”). Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.10.

(e) The obligations set forth in this Section 4.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnitee (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 4.10(c) (and their heirs and representatives)) (each such Person a “D&O Insurance Beneficiary”) without the prior written consent of such affected D&O Insurance Beneficiary. Each of the D&O Insurance Beneficiaries are intended to be third party beneficiaries of this Section 4.10, with full rights of enforcement as if a party thereto. The rights of the D&O Insurance Beneficiaries under this Section 4.10 shall be in addition to, and not in substitution for, any other rights that such D&O Insurance Beneficiaries may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.10 is not prior to or in substitution for any such claims under such policies.

(g) To the extent any D&O Insurance Beneficiary is entitled to indemnification or advancement of expenses provided by any Securityholder (or any Affiliate of such Securityholder), the parties agree that the Surviving Corporation shall be the indemnitor of first resort, responsible for all such indemnification or advancement of expenses, without regard to any right to indemnification or advancement of expenses that any such D&O Insurance Beneficiary may have from any Securityholder (or any Affiliate of such Securityholder). The possibility that any D&O Insurance Beneficiary may receive indemnification payments or advancement of expenses from any Securityholder (or any Affiliate of such Securityholder) is not intended to relieve the Surviving Corporation from any liability that it would otherwise have to make indemnification payments or advance expenses to such D&O Insurance Beneficiary under this Section 4.10.

(h) Notwithstanding anything to the contrary herein, Parent shall not be obligated to assume the indemnification or any other obligations of the Surviving Corporation or make any payments for which the Surviving Corporation is responsible, including the advancement of expenses.

4.11 Debt Financing

(a) Parent, GT Topco and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, incur any liability to any Person under or be required to take any action that would subject such Person to actual or potential liability under, any financing that Parent, GT Topco and Merger Sub may raise in connection with the transactions contemplated by this

Agreement or any cooperation provided pursuant to this Section 4.11(a) and that Parent, GT Topco and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against, and promptly compensate and reimburse the Company and its Affiliates and its and their respective Representatives for, any and all losses, damages, claims, costs, expenses, judgments or penalties suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

(b) Each of Parent, GT Topco and Merger Sub shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in the Debt Fee Letter), including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in full force and effect the Debt Commitment Letter and the Debt Fee Letter; provided that to the extent the Debt Financing Agreement is executed and delivered prior to the Closing, maintaining in full force and effect the Debt Financing Agreement, (ii) enter into definitive agreements with respect thereto as promptly as practicable on the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in the Debt Fee Letter), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing and which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date, (iii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, GT Topco, Merger Sub or their respective Representatives in such definitive agreements and (iv) draw the full amount of the Debt Financing.

(c) Parent shall not agree to, or permit, any amendments or modifications to, or any waivers under, the Debt Commitment Letter or the Debt Financing Agreement without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing, impose new or additional conditions, otherwise expand the then existing conditions precedent to funding of the Debt Financing at the Closing or (ii) otherwise be reasonably likely to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

(d) In the event that any portion of the Debt Financing becomes or could become unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, (i) Parent shall immediately so notify the Company and (ii) Parent, GT Topco and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing (the “Alternative Financing”) from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable, taken as a whole, to the Parent’s interests than those in the Debt Commitment Letter (including the “flex” provisions contained in the Debt Fee Letter), as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date. In the event any Alternative Financing is obtained, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing” and any reference to “Debt Commitment Letter” shall include any commitment letter with respect to the Alternative Financing. The definitive agreements entered into pursuant to the first sentence of this Section 4.11(d) or Section 4.11(b) are referred to in this Agreement, collectively, as the “Debt Financing Agreements.”

(e) Each of Parent, GT Topco and Merger Sub acknowledges and agrees that neither the obtaining of the Debt Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any alternative financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, or the completion of any such issuance, subject to applicable conditions set forth in Section 5.1 and Section 5.2.

(f) Any breach of the Debt Commitment Letters or the Debt Financing Agreement by Parent, GT Topco or Merger Sub shall be deemed a breach by Parent of this Section 4.11(f). Parent shall (i) promptly furnish the Company complete, correct and executed copies of the Debt Financing Agreements and any commitment letter with respect to the Alternative Financing and any amendment, modification or replacement of any Debt Commitment Letter or Debt Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any breach or threatened breach by any party of any of the Debt Commitment Letter or the Debt Financing Agreements of which Parent, GT Topco or Merger Sub becomes aware or any termination or threatened termination thereof, (iii) give the Company prompt written notice of any material dispute or disagreement between or among any parties to any Debt Commitment Letter or any Debt Financing Agreements that would reasonably result in a breach under the Debt Commitment Letter or Debt Financing Agreements, (iv) give the Company prompt written notice if for any reason Parent, GT Topco or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on substantially the terms and conditions contemplated by the Debt Commitment Letter or Debt Financing Agreements, (v) give the Company prompt written notice of the termination or expiration of the Debt Commitment Letters or the Debt Financing Agreements for any reason, (vi) promptly furnish any additional information reasonably requested in writing by the Company relating to the circumstances in clauses (i) through (v) of this Section 4.11(f) and (vii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any alternative financing).

4.12 Debt Financing Cooperation. Prior to the Closing, the Company agrees to, and to cause its Subsidiaries to, use reasonable best efforts to provide (in each case, at the sole cost of the Parent, GT Topco and Merger Sub), Parent, GT Topco and Merger Sub with such reasonable and customary cooperation and assistance with the Debt Financing as may be reasonably requested by Parent, GT Topco and Merger Sub, including (i) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing and (ii) furnishing Parent and the Lenders with copies of financial statements of the Company that the Company has provided, or is required to provide at such specified times pursuant to Section 6.2 of the Existing Credit Agreement; provided that (A) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (B) none of the Securityholders, the Company or any of its Subsidiaries shall be required to (1) deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing (other than a certificate from an appropriate officer on behalf of the Company regarding the accuracy of the financial metrics of the Company with respect to EBITDA and gross revenue that appear in the prospectus or offering memorandum for the Debt Financing which shall be in customary form for transactions similar to the offering), (2) give any indemnities in connection with the Debt Financing, (3) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (4) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, (with or without notice or lapse of time, or both) any agreement to which the Company or any of its Subsidiaries is a party or (5) pay any cost, expense or commitment or other similar fee or incur any other liability in connection with the Debt Financing. Parent, GT Topco and Merger Sub agree that nothing in this Agreement will require the execution or delivery or, entry into or performance by the Company or any of its Subsidiaries or their respective directors, officers, managers, employees or Securityholders of any agreements, documents or instruments, including any Debt Financing Agreements, in connection with the Debt Financing. Nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 4.12 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Board and the directors and managers of the Company and the Company Subsidiaries as of the date hereof to approve any financing or Contracts, documents or instruments related thereto prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, unless the Company has willfully and materially breached is obligations pursuant to this Section 4.12, the failure by the Company to comply with Section 4.12 shall not result in a failure of any of the conditions set forth in Section 5.1 or Section 5.2 to be satisfied (or result in any corresponding termination right in Article VI).

4.13 Termination of Stockholders Agreements; Repayment of Loans.

(a) On or prior to the Closing Date, the Company shall agree to the termination of, and shall use reasonable best efforts to cause the other parties thereto to cause the termination of, (i) the Investor Rights Agreement by and among the Company and the persons and entities listed on Exhibit A thereto dated April 5, 2013, and (ii) the Right of First Refusal and Co-Sale Agreement by and among the Company and persons and entities listed on Exhibits A, B and C thereto dated April 5, 2013.

(b) On or prior to the Closing Date, the Company shall agree to the amendment of, and shall use reasonable best efforts to cause the other parties thereto to cause the amendment of, the Voting Agreement by and among the Company and persons and entities listed on Exhibits A, B and C thereto dated April 5, 2013, such that the only provision remaining effective will be Section 3 thereof.

(c) The Company shall cause the June 2015 Executive Loans and the August 2014 Executive Loans to be repaid in full on or prior to the Closing Date.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent, at or prior to the Closing, of the following conditions:

(a) No Laws. No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law that (i) is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) requires any of Parent, the Company or any of their respective Affiliates to take any action inconsistent with Section 4.7(d).

(b) No Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order that (i) is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) requires any of Parent, the Company or any of their respective Affiliates to take any action inconsistent with Section 4.7(d).

(c) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(d) Antitrust Filings. (i) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or otherwise been terminated, and (ii) all clearances, consents, approvals, orders and authorizations of Governmental Authorities required by the Antitrust Laws of the jurisdictions set forth on Annex E shall have been obtained, and all waiting periods (and extensions thereof) applicable to the Merger under the Antitrust Laws of the jurisdictions set forth on Annex E shall have expired or otherwise been terminated.

5.2 Additional Conditions to the Obligations of Parent, GT Topco and Merger Sub. The obligation of Parent, GT Topco and Merger Sub to effect the Merger also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent, GT Topco and Merger Sub:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations of the Company) shall be true and correct both when made and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date), except for any such representations and warranties, where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (it being understood that all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties other than Section 2.9(b) shall be disregarded).

(ii) The Fundamental Representations (other than Section 2.2 (Company Capital Structure)) of the Company shall be true and correct in all material respects both when made and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date).

(iii) The representations and warranties of the Company contained in Section 2.2 (Company Capital Structure) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any such failures to be so true and correct in all respects would not, individually and in the aggregate, increase the aggregate Merger Consideration payable pursuant to Section 1.9 (after giving effect to the allocation of the Merger Consideration to be determined at the Closing pursuant to the terms of this Agreement).

(b) Covenants. Subject to Section 4.8(c) and Section 4.12, the Company shall have performed and complied in all material respects with all covenants, obligations and agreements under this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Certificate of the Company. Parent shall have received a certificate, validly executed on behalf of the Company by an executive officer of the Company, to the effect that, as of the Closing, the conditions to the obligations of Parent, GT Topco and Merger Sub set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied.

(e) FIRPTA Certification. Parent shall have received a certificate in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Annex H, dated as of the Closing Date and executed by the Company.

(f) 280G Waivers and Approval. Parent shall have received evidence to Parent’s reasonable satisfaction that the 280G Waivers have been obtained, that the Company has solicited the 280G Shareholder Vote and that either (A) the 280G Approval was obtained, or (B) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

(g) Resignations. Parent shall have received letters of resignation from the directors of the Company and each of its Subsidiaries effective as of the Effective Time.

(h) Rollover Transaction. All transactions contemplated by Rollover Agreement shall have been consummated and become effective as of no later than immediately prior to the Effective Time.

5.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.

(i) The representations and warranties of Parent, GT Topco and Merger Sub contained in this Agreement (other than the Fundamental Representations of Parent, GT Topco and Merger Sub) shall be true and correct both when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been so true and correct as of such particular date), except for any such representations and warranties where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Parent Material Adverse Effect (it being understood that all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded).

(ii) The Fundamental Representations of Parent, GT Topco and Merger Sub shall be true and correct in all material respects both when made and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date).

(b) Covenants. Each of Parent, GT Topco and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and agreements under this Agreement required to be performed and complied by Parent and/or Merger Sub at or prior to the Closing.

(c) Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of Parent by an executive officer of Parent, to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by Parent or the Company if the Effective Time has not occurred before 5:00 p.m. (Pacific time) on the date that is four (4) months after the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party if the failure of such party or its Affiliates to perform any of their respective covenants, obligations or agreements under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby has been a principal cause of the failure of the Merger to be consummated on or before such date;

(c) by Parent or the Company if any Governmental Authority of competent jurisdiction (i) shall have enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) shall have issued or granted any Order that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Order shall have become final and non-appealable;

(d) by Parent, if (i) neither Parent nor GT Topco nor Merger Sub is then in material breach of this Agreement, and (ii) there shall have been a breach of or inaccuracy in any representation or warranty made by the Company under this Agreement, or any failure of the Company to perform or comply with any covenant, obligation or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such breach, inaccuracy or failure (A) would cause any of the conditions to the Merger set forth in Section 5.2(a) or Section 5.2(b) to not be satisfied at such time and (B) is not cured by the Company within 30 days of receipt by the Company of written notice of such breach, inaccuracy or failure;

(e) by the Company, if (i) the Company is not then in material breach of this Agreement, and (ii) there shall have been a breach of or inaccuracy in any representation or warranty made by Parent, GT Topco or Merger Sub under this Agreement, or any failure of Parent, GT Topco or Merger Sub to perform or comply with any covenant, obligation or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such breach, inaccuracy or failure (A) would cause any of the conditions to the Merger set forth in Section 5.3(a) or Section 5.3(b) to not be satisfied at such time and (B) is not cured by Parent, GT Topco and Merger Sub within 30 days of receipt by Parent of written notice of such breach, inaccuracy or failure; or

(f) by Parent, if the Company has not delivered a duly executed copy of the Stockholder Written Consent to Parent within two (2) Business Days following the date hereof.

6.2 Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 6.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto, as applicable, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective Representatives, if applicable; provided, however, that, except as otherwise provided in this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that, the provisions of Section 4.5 (Public Disclosure), Article VII (General Provisions) and this Section 6.2 (Effect of Termination) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VI. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

6.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment of this Agreement that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders; provided, further, that Section 6.2, Section 7.6, Section 7.11, Section 7.12, Section 7.13, Section 7.16 and this Section 6.3, may only be amended with the consent of the Debt Financing Sources. For purposes of this Section 6.3, the Stockholders agree that any amendment of this Agreement signed by the Seller Representative after the Effective Time shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

6.4 Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any breaches of or inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VII

GENERAL PROVISIONS

7.1 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties and the covenants and agreements intended to be performed at or prior to the Closing of Parent, GT Topco, Merger Sub, the Company and Seller Representative contained in this Agreement shall terminate at the Effective Time (it being understood and agreed that, except as it relates to fraud, no party shall have recourse under this Agreement following the Effective Time for any breach of or inaccuracy in any such representation, warranty, covenant or agreement), and only the covenants and agreements that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

7.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) (provided that any notice received by facsimile or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (San Francisco, California time) shall be deemed to have been received at

9:00 a.m. (San Francisco, California time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):

(a)	if to Parent, GT Topco or Merger Sub, to:

Infor (US), Inc.,

40 General Warren Blvd.

Suite 110

Malvern, PA 19355

Attention: Gregory M. Giangiordano, SVP & General Counsel

Facsimile: 678-319-9032

Email: Gregory.Giangiordano@infor.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara Becker and Rashida La Lande

Facsimile No.: (212) 351-6241

(b)	if to the Company, to:

1111 Broadway, 5th Floor

Oakland, CA 94607

Attention:	Chief Executive Officer
Facsimile No.:	(510) 808 2220

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention:	Jeffrey D. Saper
Barry Taylor
Facsimile No.:	(650) 493-6811

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention:	Michael S. Ringler
Facsimile No.:	(415) 947-2099

(c)	if to the Seller Representative, to:

Warburg Pincus Equity Partners Liquidating Trust

c/o Warburg Pincus LLC

450 Lexington Avenue, NY NY 10017

Attention: General Counsel

Facsimile No.: 2128789351

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention:	Jeffrey D. Saper
Barry Taylor
Facsimile No.:	(650) 493-6811

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attention:	Michael S. Ringler
Todd Cleary
Facsimile No.:	(415) 947-2099

7.3 Interpretation.

(a) Unless otherwise indicated, all references herein to Articles, Sections or Annexes, shall be deemed to refer to Articles, Sections or Annexes of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) References to “$” and “dollars” are to the currency of the United States of America.

(h) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(i) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(j) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.

(k) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent, GT Topco and Merger Sub may assign, in Parent’s sole discretion, any or all of Parent’s and/or Merger Sub’s rights, interests and obligations under this Agreement to (a) any wholly owned Subsidiary of Parent, GT Topco or Merger Sub, but no such assignment shall relieve Parent of Merger Sub of any of their obligations hereunder and (b) to any lenders or financing sources, their agents and their successors and assigns for collateral security purposes. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.4 shall be null and void.

7.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Disclosure Schedule and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

7.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 4.10 (which shall be for the benefit of the D&O Indemnitees and the D&O Indemnitee Beneficiaries), (b) as set forth in or contemplated by the terms and provisions of Section 7.15 (which shall be for the benefit of the Seller Representative or the Securityholders , and the Seller Representative or the Securityholders will have the rights provided for therein) and (c) from and after the Effective Time, for the rights of Securityholders to receive consideration pursuant to the Merger, as set forth in Article I. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 6.4 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary in this Agreement, the Debt Financing Sources shall be express third-party beneficiaries of, and may enforce, any provision in Section 6.3, Section 7.16 and this Section 7.6.

7.7 Expenses. Except as may otherwise be expressly set forth herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. Parent and the Company shall share, in equal proportion, all fees and expenses relating to the Escrow Agent and the Paying Agent and all filing fees pursuant to HSR Act and or in connection with other filings, forms and submissions with any foreign Governmental Authority that are required by any other Antitrust Laws as contemplated by Section 4.7 (such shared expenses and fees, the “Shared Expenses”).

7.8 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub, GT Topco and the Surviving Corporation to perform their respective obligations under this Agreement at or prior to the Effective Time and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.10 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 7.10 prior or as a condition to exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 7.10 or anything set forth in this Section 7.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.

7.11 Governing Law. This Agreement, and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.12 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any Action relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7.2, and nothing in this Section 7.12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware) for the purpose of any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof; (c) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware) for the purpose of any such Action; (d) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (e) waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, GT Topco, Merger Sub and the Company agrees that a final judgment in any Action in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

7.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.14 Seller Representative.

(a) The Stockholders, by virtue of the approval and adoption of this Agreement, the Optionholders, by virtue of the cancellation of Company Options in exchange for the applicable Option Consideration or the assumption by Parent and conversion into an Assumed Award, as applicable, and the Warrantholders, by virtue of the cancellation of Company Warrants in exchange for the applicable Warrant Consideration, irrevocably constitute and appoint the Seller Representative (and by execution and delivery of this Agreement, the Seller Representative hereby accepts such appointment) as their agent and attorney-in-fact for and on behalf of each Securityholder with full power of substitution, to act in the name, place and stead of each Securityholder, with respect to any matter relating to or under this Agreement and the Escrow Agreement, including (i) taking or foregoing such actions and making such decisions as may be necessary or appropriate in connection with the determination of the Final Merger Consideration; (ii) enforcing or foregoing enforcement of this Agreement and the Escrow Agreement on behalf of the Securityholders; (iii) giving and receiving all notices required to be given under this Agreement and the Escrow Agreement; (iv) taking or foregoing any and all actions and making any and all decisions required or permitted to be taken or made by the Seller Representative under this Agreement and the Escrow Agreement; and (v) taking or foregoing any and all actions necessary or appropriate in furtherance of or for the accomplishment of the foregoing. The power of attorney granted in this Section 7.14 by each Securityholder to the Seller Representative is coupled with an interest and is irrevocable, may be delegated by the Seller Representative and shall survive the death or incapacity of any Securityholder. No bond shall be required of the Seller Representative. The Seller Representative shall be entitled to engage outside legal counsel, accountants, consultants, experts or other advisors as the Seller Representative deems necessary or appropriate (in its sole discretion) in connection with performing its duties or exercising its rights under this Agreement and the Escrow Agreement; provided that the cost of any of the foregoing during the Pre-Closing Period shall be considered an Selling Expenses at Closing and the cost of the forgoing during the period following the Closing shall be the sole responsibilities of the Seller Representative. Each Securityholder shall be deemed to have agreed to receive correspondence from the Seller Representative, including in electronic form.

(b) All decisions, consents, instructions and actions by the Seller Representative made or taken in accordance with this Agreement or the Escrow Agreement shall be final and binding on all of the Securityholders, and no Securityholder shall have any cause of action against the Seller Representative for any decision made, consent or instruction given, or action taken by the Seller Representative under this Agreement or the Escrow Agreement, except for any such decision, consent, instruction or action that constitutes fraud or willful misconduct by or on behalf of the Seller Representative. Parent shall be entitled to rely conclusively on any decisions, consents, instructions and actions or omissions by the Seller Representative made or taken in connection with this Agreement or the Escrow Agreement, and no party hereto shall have any cause of action against Parent for any action taken by Parent in reliance upon any such decision, consent, instruction or action.

(c) The Seller Representative shall not have any liability to any of the Securityholders for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of outside legal counsel shall be conclusive evidence of such good faith. The Securityholders shall severally but not jointly, based on their respective Pro Rata Portions, indemnify and hold harmless the Seller Representative from and against any loss, liability or expense incurred by the Seller Representative arising out of or in connection with the acceptance, performance or administration of its duties under this Agreement and the Escrow Agreement, except for any such loss, liability or expense based primarily upon or arising out of any fraud or willful misconduct by or on behalf of the Seller Representative. The Seller Representative shall be entitled to recover any (x) such losses, liabilities or expenses which are indemnifiable hereunder and (y) reasonable and documented fees, costs or other expenses it may incur in performing its duties or exercising its rights under this Agreement or the Escrow Agreement (i) first by recourse to any amounts available in the Seller Representative Fund, (ii) second by recourse to any amounts in the Adjustment Escrow Fund (but only to the extent such amounts are otherwise available for distribution to Securityholders pursuant to this Agreement and the Escrow Agreement), and (iii) third by recourse directly to the Securityholders, based on their respective Pro Rata Portions.

(d) From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Seller Representative with reasonable updates related to the Surviving Corporation, reasonable access (including electronic access, to the extent available) to the books, records and other documents and materials of the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation as reasonably requested by the Seller Representative, in each case solely to the extent necessary for performing the Seller Representative’s duties under this Agreement and the Escrow Agreement. From and after the Effective Time, the Seller Representative may retain copies, reproductions, summaries, analyses or extracts (whether in hard-copy form or on intangible media, such as electronic mail or computer files) of the contents of any virtual data room maintained by the Company in connection with the transactions contemplated hereby, the Company’s corporate books and records and all of the Company’s historical written communications (including electronic mail) prior to the Effective Time, in each case to be used solely for record retention purposes or in connection with performing its duties or exercising its rights under this Agreement and the Escrow Agreement.

(e) The identity of the Seller Representative and the terms of the agency may be changed, and a successor Seller Representative may be appointed, from time to time (including in the event of the resignation, death, disability or other incapacity of the Seller Representative) by consent of a majority-in-interest (based on the number of Fully Diluted Shares held by them) of the Securityholders. Each successor Seller Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.

(f) The provisions of this Section 7.14 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Securityholder, and any references in this Agreement to a Securityholder shall mean and include the successors to the rights of such Securityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

7.15 Waiver of Conflicts Regarding Representation. Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) has acted as counsel for the Company in connection with this Agreement, the other agreements contemplated by this Agreement and the transactions contemplated hereby and thereby (the “WSGR Acquisition Engagement”) and, in that connection, not as counsel for any other Person, including, without limitation, Parent or any of its Affiliates (including the Surviving Corporation). If the Seller Representative so desires, WSGR shall be permitted, without the need for any future waiver or consent, to represent any of the Seller Representative or the Securityholders after the Closing in connection with any matter related to the matters contemplated by this Agreement or the other agreements contemplated by this Agreement, any other agreement referenced herein or therein or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of the Seller Representative or the Securityholders, in any of the foregoing cases including, without limitation, in any Action against, with or involving Parent, the Surviving Corporation or any of their agents or Affiliates. To the extent that communications between the Company, on the one hand, and WSGR, on the other hand, relate to the WSGR Acquisition Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Seller Representative, for and on behalf of the Securityholders, and not the Company or Surviving Corporation. Neither Parent nor any of its Affiliates, including the Surviving Corporation, shall have access to (and Parent hereby waives, on behalf of each, any right of access it may otherwise have with respect to) any such communications or the files or work product of WSGR, to the extent that they relate to the WSGR Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, Parent acknowledges and agrees, for itself and on behalf of its Affiliates, including the Surviving Corporation, upon and after the Closing: (a) the Seller Representative, for and on behalf of Securityholders, and WSGR shall be the sole holders of the attorney-client privilege with respect to the WSGR Acquisition Engagement, and neither Parent nor any of its Affiliates, including the Surviving Corporation, shall be a holder thereof; and (b) to the extent that files or work product of WSGR in respect of the WSGR Acquisition Engagement constitute property of the client, only the Seller Representative, for and on behalf of Securityholders, shall hold such property rights and have the right to waive or modify such property rights; provided, that, to the extent any communication is both related and unrelated to the WSGR Acquisition Engagement, WSGR shall provide (and the Seller Representative, for and on behalf of the Securityholders shall instruct WSGR to provide) appropriately redacted versions of such communications, files or work product to Parent or its Affiliates, including the Surviving Corporation.

7.16 Financing Sources. Notwithstanding anything to the contrary contained herein, the Seller Representative, on behalf of itself and the other Securityholders, hereby (i) acknowledge that none of the Debt Financing Sources shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letter or the performance thereof, (ii) waive any rights or claims against any of the Debt Financing Sources in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and (iii) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby. With respect to any dispute or proceeding relating to this Section 7.16, the Seller Representative, on behalf of itself and the other Securityholders, (w) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (w), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (x) waive, to the fullest extent it may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (y) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (z) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit in on the judgment or any other manner provided by law. Nothing in this Section 7.16 shall in any way limit or modify the rights and obligations (i) under this Agreement of Parent or (ii) under the Debt Commitment Letter of the actual parties to the Debt Commitment Letter to each other.

7.17 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, GT Topco, Merger Sub, the Company and the Seller Representative have caused this Agreement to be signed, all as of the date first written above.

INFOR (US), INC.

By:	/s/ Gregory M. Giangiordano
Name: Gregory M. Giangiordano
Title: SVP and General Counsel

GT TOPCO, LLC

By:	/s/ Gregory M. Giangiordano
Name: Gregory M. Giangiordano
Title: SVP and General Counsel

APOLLO ACQUISITION SUB, INC.

By:	/s/ Gregory M. Giangiordano
Name: Gregory M. Giangiordano
Title: SVP and General Counsel

Signature Page to Merger Agreement

GT NEXUS, INC.

By:	/s/ Sean Feeney
Name: Sean Feeney
Title: CEO

Signature Page to Merger Agreement

WARBURG PINCUS EQUITY PARTNERS LIQUIDATING TRUST
as the Seller Representative

By:	/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Authorized Representative, WPEP GPT LLC, Trustee

Signature Page to Merger Agreement

ANNEX A

DEFINED TERMS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2014 Audited Balance Sheet” has the meaning shall have the meaning set forth in Section 2.7(a).

“280G Approval” shall have the meaning set forth in Section 4.3(c).

“280G Shareholder Vote” shall have the meaning set forth in Section 4.3(c).

“280G Waivers” shall have the meaning set forth in Section 4.3(c).

“401(k) Plans” shall have the meaning set forth in Section 4.10(d).

“Accounting Firm” shall have the meaning set forth in Section 1.9(e).

“Accounts Receivable” shall mean all accounts and notes receivable and unbilled receivables of the Company and its Subsidiaries, in each case, determined as of immediately prior to the Effective Time and in accordance with the Company’s and its Subsidiaries’ historical practices.

“Accredited Investors” shall have the meaning set forth in Section 1.11(b)(ii).

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or any of its Affiliates) to engage in an any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of a material amount of the Company Capital Stock; (b) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of a material amount of the consolidated assets of the Company and its Subsidiaries; (c) any merger, consolidation, business combination or other similar transaction involving the Company; (d) a liquidation, dissolution or other winding up of the Company; or (e) any combination of the foregoing.

“Action” shall mean any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative or appellate proceeding) or hearing, commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Additional Rollover Participants” shall have the meaning set forth in the Recitals.

“Additional Securityholder” shall have the meaning set forth in Section 1.9(f)(iv).

“Additional Securityholder Shares” shall have the meaning set forth in Section 1.9(f)(iv).

“Adjustment Escrow Amount” shall have the meaning set forth in Section 1.2(b).

“Adjustment Escrow Fund” shall have the meaning set forth in Section 1.2(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Loans Amount” shall have the meaning set forth in Section 1.9(a).

“Aggregate Option Closing Proceeds” shall mean the aggregate amount of Option Closing Consideration payable to all Optionholders pursuant to Section 1.6(c).

“Aggregate Stockholder Closing Proceeds” shall mean the aggregate amount of the Per Share Closing Merger Consideration payable to all Stockholders pursuant to Section 1.6(b).

“Aggregate Warrant Closing Proceeds” shall mean the aggregate amount of Warrant Closing Consideration payable to all Warrantholders pursuant to Section 1.6(d).

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Financing” shall have the meaning set forth in Section 4.11(d).

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Applicable Courts” shall have the meaning set forth in Section 7.16

“BIS Lists” shall have the meaning set forth in Section 2.10(e).

“Board” shall have the meaning set forth in Section 2.4(b).

“Book Entry Shares” means uncertificated shares of Company Capital Stock represented by a book entry.

“Bribery Laws” shall have the meaning set forth in Section 2.10(b).

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or Oakland, California are permitted or required by Law, executive order or governmental decree to remain closed.

“Certificate” shall have the meaning set forth in Section 1.8(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.2(b).

“claim” shall have the meaning set forth in Section 3.10.

“Closing” shall have the meaning set forth in Section 1.2(a).

“Closing Cash” shall mean the sum of the cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date, whether or not kept “on site” or held in deposit, checking, brokerage or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution. Notwithstanding the previous sentence, Closing Cash shall be (a) reduced for uncleared checks and drafts issued by the Company or any of its Subsidiaries and uncleared by the bank, and (b) increased for checks and drafts received or deposited for the account of the Company and its Subsidiaries and not credited to the account of the Company or any of its Subsidiaries.

“Closing Date” shall have the meaning set forth in Section 1.2(a).

“Closing Indebtedness” shall mean the amount of the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time.

“Closing Net Working Capital” shall mean (a) the Current Assets of the Company and its Subsidiaries minus (b) the Current Liabilities of the Company and its Subsidiaries, in each case as of the close of business on the Business Day immediately prior to the Closing Date. For the avoidance of doubt, and solely as an illustration of the methodology set forth in the preceding sentence, Closing Net Working Capital as of June 30, 2015 was positive $279,350, and was calculated as set forth in the sample calculation of Closing Net Working Capital set forth on Annex F. For the avoidance of doubt, the calculation of Closing Net Working Capital shall not include the June 2015 Executive Loans or the August 2014 Executive Loans.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 2.19(a).

“Common Rollover Shares” means the aggregate number of shares of Company Common Stock (as set forth in the Rollover Agreement) owned beneficially and of record by the Rollover Participants as of immediately prior to the Effective Time that are contributed to GT Topco in connection with the consummation of the Rollover Transaction.

“Company” shall have the meaning set forth in the preamble.

“Company Capital Stock” shall mean, collectively, the Company Series A Preferred Stock and the Company Common Stock.

“Company Charter Documents” shall have the meaning set forth in Section 2.1.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related, fringe, retirement, death, disability, vacation, employment, consulting, incentive, retention, change-in-control, welfare or medical benefits or other employee benefits, material fringe benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, that is maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Company Personnel or any beneficiary or dependent thereof, or with respect to which the Company, any of its Subsidiaries or ERISA Affiliates has or may reasonably be expected to have any liability or obligation.

“Company Equity Plans” means the 2013 Stock Incentive Plan, the TradeCard 1999 Stock Option Plan, the TradeCard 2010 Equity Incentive Plan, the GTNX 1999 Stock Plan and the GTNX 2010 Equity Incentive Plan.

“Company Intellectual Property” shall mean the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries as of the date of this Agreement.

“Company Material Adverse Effect” shall mean any change, circumstance, effect, event or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that (i) has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that, solely in the case of the foregoing clause (i), no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct material operations, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct material operations, including (i) changes in interest rates in the United States or any such other country or region and changes in exchange rates for the currencies of any such countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any such other country or region;

(c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct material operations;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct material operations;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement or the pendency of the transactions contemplated hereby, provided, that, pendency shall not mean only the passage of time;

(h) any actions of the Company to which Parent has approved, consented to or requested prior to such action being taken; or the taking of any action expressly required or contemplated by, this Agreement; or the failure to take any action expressly prohibited by this Agreement; and

(i) any failure by the Company (in, and of, itself) to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);

except to the extent (and only to the extent) any such Change described in clauses (a) through (f) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries operate.

“Company Material Contracts” shall have the meaning set forth in Section 2.13(b).

“Company Options” shall mean all outstanding options to purchase any Company Capital Stock (whether or not vested).

“Company Permits” shall have the meaning set forth in Section 2.10(b).

“Company Personnel” shall mean any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries.

“Company Products” shall have the meaning set forth in Section 2.15(a).

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property owned by, or filed in the name of, the Company and its Subsidiaries.

“Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Company Series A Rollover Shares” means the aggregate number of shares of Company Series A Preferred Stock (as set forth in the Rollover Agreement) owned beneficially and of record by the Rollover Participants as of immediately prior to the Effective Time that are contributed to GT Topco in connection with the consummation of the Rollover Transaction.

“Company Stock Certificates” shall have the meaning set forth in Section 1.6(b).

“Company Warrants” shall mean all outstanding warrants to purchase any Company Capital Stock.

“Computer Systems” shall have the meaning set forth in Section 2.15(i).

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of July 7, 2015, by and between Infor (US), Inc. and the Company.

“Conflict” shall have the meaning set forth in Section 2.4.

“Continuing Employees” shall have the meaning set forth in Section 4.9(a).

“Contract” shall mean any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement, understanding, commitment, arrangement, instrument.

“Current Assets” shall mean the sum of the current assets of the Company and its Subsidiaries identified on Annex F as Current Assets as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with GAAP consistently applied by the Company (to the extent the Company’s practices are consistent with GAAP). Notwithstanding the previous sentence, Current Assets shall exclude any asset to the extent consisting of (a) Closing Cash, (b) deferred Tax assets, (c) Tax assets for federal, state and local income Taxes, (d) the August 2014 Executive Loans or (e) the June 2015 Executive Loans.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“Current Liabilities” shall mean the sum of the current liabilities of the Company and its Subsidiaries identified on Annex F as Current Liabilities as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with GAAP consistently applied by the Company (to the extent the Company’s practices are consistent with GAAP). Notwithstanding the previous sentence, Current Liabilities shall exclude any liability to the extent consisting of (i) Closing Indebtedness, (ii) Unpaid Transaction Expenses, (iii) deferred Tax liabilities, (iv) Transaction Payroll Taxes or (v) Tax liabilities for federal, state and local income Taxes.

“Debarred List” shall have the meaning set forth in Section 2.10(e).

“debt” shall have the meaning set forth in Section 3.10.

“Debt Commitment Letter” shall have the meaning set forth in Section 3.9(a).

“Debt Fee Letter” shall have the meaning set forth in Section 3.9(a)

“Debt Financing” shall have the meaning set forth in Section 3.9(a).

“Debt Financing Agreements” shall have the meaning set forth in Section 4.11(d).

“Debt Financing Sources” means the entities that have committed to provide or arrange, or otherwise entered into agreements in connection with, the Debt Financing or other financings relating to the transactions contemplated hereby (including the entities party to the Debt Commitment Letter and the entities party to any joinder agreements, indentures or credit agreements entered into pursuant to or otherwise relating to the Debt Financing or such other financings), together with the respective Affiliates of such entities, the respective officers, directors, employees, agents and representatives of such entities and their respective Affiliates, and any successors or assigns of any of the foregoing.

“DGCL” shall have the meaning set forth in Section 1.1.

“Disclosure Schedule” shall have the meaning set forth in preamble to Article II.

“Dispute Statement” shall have the meaning set forth in Section 1.9(d).

“Dissenting Shares” shall have the meaning set forth in Section 1.7(a).

“DOJ” shall mean the United States Department of Justice.

“D&O Indemnitees” shall have the meaning set forth in Section 4.10(a).

“D&O Insurance” shall have the meaning set forth in Section 4.10(c).

“D&O Insurance Beneficiary” shall have the meaning set forth in Section 4.10(e).

“Effective Time” shall have the meaning set forth in Section 1.3.

“End Date” shall have the meaning set forth in Section 6.1(b).

“Environmental Laws” means all applicable Laws in effect as of the Closing Date relating to pollution, the protection of the environment, or with respect to exposure to Hazardous Materials, human health, including such Laws related to the storage, transportation, remediation, cleanup, or removal of Hazardous Materials from surface or ground water, drinking water supplies, soil, subsurface strata, or ambient air.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall have the meaning set forth in Section 1.2(b).

“Escrow Agreement” shall have the meaning set forth in Section 1.2(b).

“Estimated Merger Consideration” shall have the meaning set forth in Section 1.9(b).

“Estimated Per Share Merger Consideration” shall have the meaning set forth in Section 1.9(b).

“Excess Cash” shall mean an amount equal to Closing Cash minus the sum of the cash and cash equivalents of the Company and its Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date, which may be necessary to meet the Company’s working capital requirements, as reasonably determined by the Company and Parent immediately prior to the Closing Date.

“Excluded Share” shall have the meaning set forth in Section 1.6(b)(iii).

“Existing Credit Agreement” means Loan and Security Agreement, dated as of September 11, 2014, by and among TradeCard, Inc., a Delaware corporation, GTNX, Inc. a Delaware Corporation, GT Nexus, Inc., a Delaware corporation and Commercia Bank, a Texas banking association.

“Family Member” means a Person’s child, stepchild, grandchild, niece, nephew, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, and any Person (other than a tenant or employee) sharing the household of such Person.

“Final Merger Consideration” shall have the meaning set forth in Section 1.9(f)(i).

“Final Per Share Merger Consideration” shall have the meaning set forth in Section 1.9(f)(i).

“Financial Statements” shall have the meaning set forth in Section 2.7(a).

“FTC” shall mean the United States Federal Trade Commission.

“Fully Diluted Shares” shall mean the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the number of shares of Company Common Stock issuable upon conversion of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (c) the number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time, plus (d) the number of shares of Company Common Stock issuable upon exercise of all Company Warrants outstanding immediately prior to the Effective Time, in all cases, including all Rollover Shares.

“Fundamental Representations” means (a) with respect to the Company, the representations and warranties of the Company contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4, and Section 2.21 and (b) with respect to Parent, GT Topco and Merger Sub, the representations and warranties of Parent, GT Topco and Merger Sub contained in Section 3.1, Section 3.2 and Section 3.6.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean any officer or employee of any Governmental Authority, including any government officer or employee, any officer or employee of any government-controlled entity or public international organization, any employee of a government-owned or government-controlled business, any Person acting in an official capacity for or on behalf of any Governmental Authority, or any political party, party official or candidate for public office, or any Family Member of the foregoing.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“GT Topco” shall have the meaning set forth in the preamble.

“Hazardous Material” means any material, chemical, waste, or substance, in each case defined, classified, regulated or listed by a Governmental Authority pursuant to Environmental Law (a) as a “contaminant,” a “pollutant,” “hazardous,” “toxic,” “ignitable,” “reactive,” “corrosive,” or (b) as deleterious to human health or the environment, including without limitation asbestos, lead, petroleum or petroleum byproducts.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, any of the following, without duplication: all indebtedness, principal, interest, premiums, penalties or other obligations (including, for the avoidance of doubt, any and all prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment) (a) for or in respect of borrowed money, (b) evidenced by notes, bonds, debentures or other similar instruments or debt securities (whether or not convertible) or arising under indentures, (c) under any leases which are required to be classified as capitalized leases under GAAP, (d) for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding trade accounts payable in the ordinary course of business), (e) in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, but only to the extent that claims have been made thereunder by the holder or beneficiary thereof, and (f) under any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (a) through (e) above. Notwithstanding the foregoing, Indebtedness shall exclude (i) any operating or lease obligations (other than capitalized leases described in clause (c) of this definition), (ii) any Unpaid Transaction Expenses, and (iii) Transaction Payroll Taxes.

“Information Statement” shall have the meaning set forth in Section 4.3(b).

“Initial Rollover Participants” shall have the meaning set forth in the Recitals.

“Intellectual Property Rights” shall mean any or all rights arising under any of the following: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (b) copyrights, copyrights registrations and applications (“Copyrights”); (c) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (d) trade secret rights in business, technical and other types of confidential information (“Trade Secrets”); and (e) any similar or equivalent rights to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of the Company” shall mean the actual knowledge as of the date hereof of the individuals identified on Annex G, after reasonable inquiry of such individual’s direct reports that should reasonably be expected to have knowledge relating to the applicable subject matter.

“Law” shall mean any applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 2.16(a).

“Leases” shall have the meaning set forth in Section 2.13(a)(i).

“Lenders” shall have the meaning set forth in Section 3.9(a).

“Letter of Transmittal” shall have the meaning set forth in Section 1.8(a).

“Licensed Intellectual Property Rights” shall have the meaning set forth Section 2.13(a)(viii).

“Liens” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Look-back Date” shall mean June 30, 2012.

“Management Adjusted EBITDA” shall mean for the twelve-month period ended December 31, 2014, the Company’s Net Income (loss), as reported in the 2014 Audited Balance Sheet, increased by the amount of, for such period, (a) interest expenses, (b) certain tax expenses, (c) depreciation and amortization, (d) non-recurring expenses, (e) stock-based compensation, (f) pre-merger deferred services revenue, (g) deferred revenue haircut, (h) other income/expense and (i) foreign exchange expenses.

“Management Rollover Cash” shall have the meaning set forth in Section 1.11(a).

“Management Rollover Participant” shall have the meaning set forth in Section 1.11(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.9(a).

“Merger Sub” shall have the meaning set forth in the preamble.

“Morgan Stanley” shall have the meaning set forth in Section 2.21.

“NDAs” shall have the meaning set forth in Section 2.13(a)(viii).

“Negative Adjustment” shall have the meaning set forth in Section 1.9(f)(iii).

“Net Working Capital Target” shall mean the amount indicated as such on Annex F.

“Non-U.S. Plans” shall have the meaning set forth in Section 2.18(h).

“OFAC” shall have the meaning set forth in Section 2.10(d).

“Open Source License” shall have the meaning set forth below in the definition of Open Source Materials.

“Open Source Materials” shall mean software licensed under any license that conforms to the Open Software Initiative’s definition of “open source”, available online at http://www.opensource.org/osd.html (any such license, an “Open Source License”).

“Option Consideration” means with respect to each Company Option outstanding immediately prior to the Effective Time, an amount, rounded to four decimal places, equal to the sum of (a) the excess of (i) the Per Share Common Closing Merger Consideration minus (ii) the exercise price per share of Company Common Stock issuable upon exercise of such Company Option plus (b) the Per Share Positive Adjustment, if any, as and when payable in accordance with the terms of this Agreement, plus (c) the Per Share Adjustment Escrow Fund Consideration, if any, as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, plus (d) the Per Share Seller Representative Fund Consideration, if any, as and when payable in accordance with the terms of this Agreement. The amount set forth in clause (a) of this paragraph is referred to herein as the “Option Closing Consideration.”

“Optionholder” shall mean any holder of any Company Option, in each case outstanding immediately prior to the Effective Time.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ or similar assessment of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent” shall have the meaning set forth in the preamble.

“Parent Financial Statements” shall have the meaning set forth in Section 3.7(b).

“Parent, GT Topco and Merger Sub Charter Documents” shall have the meaning set forth in Section 3.1.

“Parent Material Adverse Effect” shall mean any change, event or effect that is or would reasonably be expected to be materially adverse to Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, the Debt Financing Agreements and applicable Law in a timely manner as contemplated by the parties hereto.

“Parent Plan” shall have the meaning set forth in Section 4.9(b).

“Paying Agent” shall have the meaning set forth in Section 1.2(b).

“Payment Fund” shall have the meaning set forth in Section 1.2(b).

“Per Share Adjustment Escrow Fund Consideration” shall mean an amount, as of any time, rounded to four decimal places, equal to the quotient obtained by dividing (a) the aggregate amount to be disbursed to Securityholders out of the Remaining Adjustment Escrow Fund at such time pursuant to this Agreement and the Escrow Agreement, by (b) the number of Fully Diluted Shares.

“Per Share Closing Merger Consideration” shall refer to the Per Share Common Closing Merger Consideration and the Per Share Series A Closing Merger Consideration, as applicable.

“Per Share Common Merger Consideration” shall mean an amount, rounded to four decimal places, equal to the sum of (a) the quotient obtained by dividing (i) (A) the Estimated Merger Consideration minus (B) the Adjustment Escrow Amount minus (C) the Seller Representative Fund Amount, by (ii) the number of Fully Diluted Shares, plus (b) the Per Share Positive Adjustment, if any, as and when payable in accordance with the terms of this Agreement, plus (c) the Per Share Adjustment Escrow Fund Consideration, if any, as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, plus (d) the Per Share Seller Representative Fund Consideration, if any, as and when payable in accordance with the terms of this Agreement. The amount set forth in clause (a) of this paragraph is referred to herein as the “Per Share Common Closing Merger Consideration.”

“Per Share Merger Consideration” shall refer to the Per Share Common Merger Consideration, and the Per Share Series A Merger Consideration, as applicable.

“Per Share Seller Representative Fund Consideration” shall mean an amount, as of any time, rounded to four decimal places, equal to the quotient obtained by dividing (a) the aggregate amount to be disbursed to Securityholders out of the Remaining Seller Representative Escrow Fund at such time pursuant to this Agreement, by (b) the number of Fully Diluted Shares.

“Per Share Positive Adjustment” shall mean an amount, rounded to four decimal places, equal to the quotient obtained by dividing (a) the amount (if any) of the Positive Adjustment, as and when payable in accordance with this Agreement, by (b) the number of Fully Diluted Shares.

“Per Share Series A Closing Merger Consideration” shall mean an amount, rounded to four decimal places, equal to the (A) Per Share Common Closing Merger Consideration multiplied by (B) the number of shares of Company Common Stock into which a share of Company Series A Preferred Stock is convertible immediately prior to the Effective Time.

“Per Share Series A Merger Consideration” shall mean an amount, rounded to four decimal places, equal to the (A) Per Share Common Merger Consideration multiplied by (B) the number of shares of Company Common Stock into which a share of Company Series A Preferred Stock is convertible immediately prior to the Effective Time.

“Permit” shall mean any permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and for which adequate accruals or reserves have been established on the Current Balance Sheet in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, or materialmen’s Liens that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established on the Current Balance Sheet in accordance with GAAP; (c) Liens imposed by applicable Law (other than Tax Law) involving amounts not yet delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and for which adequate accruals or reserves have been established on the Current

Balance Sheet in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (f) Liens or encumbrances imposed on the underlying fee interest in Leased Real Property; (g) of record Liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way pursuant to zoning, building and other similar applicable codes or restrictions that, individually or in the aggregate, do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (h) statutory, common law or contractual liens of landlords.

“Person” shall mean an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

“Positive Adjustment” shall have the meaning set forth in Section 1.9(f)(ii).

“Post-Closing Capitalization Table” shall have the meaning set forth in Section 1.9(c).

“Post-Closing Statement” shall have the meaning set forth in Section 1.9(c).

“Pre-Closing Capitalization Table” shall have the meaning set forth in Section 1.9(b).

“Pre-Closing Period” shall mean the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date and (b) the date on which this Agreement is terminated in accordance with its terms.

“Pre-Closing Statement” shall have the meaning set forth in Section 1.9(b).

“Pro Rata Portion” shall mean, with respect to each Securityholder, an amount equal to the quotient obtained by dividing (a) the number of Fully Diluted Shares held by such Securityholder by (b) the number of Fully Diluted Shares held by all Securityholders.

“Prohibited Persons” shall have the meaning set forth in Section 2.10(e).

“Questionnaires” shall have the meaning set forth in Section 1.11(b)(i).

“Registered Intellectual Property” shall mean issued Patents, registered Copyrights, registered Trademarks, internet domain names and applications for any of the foregoing.

“Related Party” shall mean any partner, shareholder, director, officer, employee, trustee, beneficiary or Affiliate of the Company or any of its Subsidiaries.

“Remaining Adjustment Escrow Fund” shall have the meaning set forth in Section 1.9(f)(v).

“Remaining Seller Representative Escrow Fund” shall have the meaning set forth in Section 1.9(f)(vi).

“Representative” shall mean, with respect to any Person, any director, officer or employee of such Person, or any financial advisor, accountant, legal counsel, consultant or other authorized agent or representative retained by such Person.

“Requisite Stockholder Approval” shall mean approval of at least (a) a majority of the Company Common Stock and Company Series A Preferred Stock, voting together as a single class and on an as-converted to common stock basis and (b) 62% of the Company Series A Preferred Stock, voting together as a single class and on an as-converted basis.

“Resolution Period” shall have the meaning set forth in Section 1.9(e).

“Review Period” shall have the meaning set forth in Section 1.9(d).

“Rollover Agreement” shall have the meaning set forth in the Recitals.

“Rollover Participants” means the Initial Rollover Participants and the Additional Rollover Participants

“Rollover Shares” shall mean the sum of (a) the Common Rollover Shares plus (b) the Company Series A Rollover Shares.

“Rollover Transaction” shall have the meaning set forth in Section 1.11.

“SDNs” shall have the meaning set forth in Section 2.10(e).

“Securityholder” shall mean each Stockholder, Optionholder and Warrantholder.

“Seller Representative” shall have the meaning set forth in the preamble.

“Seller Representative Fund” shall have the meaning set forth in Section 1.2(b).

“Seller Representative Fund Amount” shall have the meaning set forth in Section 1.2(b).

“Selling Expenses” shall mean the sum of the fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated hereby payable by the Company or any of its Subsidiaries, including to the following advisors: (a) Morgan Stanley, (b) WSGR and any other attorneys engaged by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, and (c) any outside accountants or other advisors engaged by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

“Shared Expenses” shall have the meaning set forth Section 7.7.

“Solvent” shall have the meaning set forth in Section 3.10.

“Stockholder” shall mean any holder of any Company Capital Stock outstanding immediately prior to the Effective Time.

“Stockholder Support Agreement” shall have the meaning set forth in the Recitals.

“Stockholder Written Consent” shall have the meaning set forth in Section 4.3(a).

“Subsidiary” shall mean with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries. In addition, with respect to the Company, GT Nexus Services (Private) Ltd, a Sri Lankan limited liability company, shall be considered a Subsidiary for purposes of this Agreement.

“Subsidiary Charter Documents” shall have the meaning given in Section 2.3(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Returns” shall have the meaning set forth in Section 2.17(a).

“Technology” shall mean any or all of the following but not the Intellectual Property Rights therein or associated therewith: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, software, source code, object code, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features; and (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll Taxes arising from the payment of any Merger Consideration or other compensatory amounts paid in connection with the transactions contemplated by this Agreement, including in respect of the Company Options.

“U.S.” or “United States” shall mean the United States of America.

“Unpaid Transaction Expenses” shall mean (a) the Selling Expenses, to the extent unpaid as of immediately prior to the Closing, (b) any transaction bonus, discretionary bonus, change-in-control bonus or payment, “stay put” bonus or payment, or other compensatory payments to be made by the Company or any of its Subsidiaries to any Company Personnel (including pursuant to any plan, program, policy or Company Employee Plan providing for change-of-control or severance payments to which the Company or any of its Subsidiaries is a party) as a result of the execution of this Agreement or the transactions contemplated hereby, including any amounts required to be paid upon the consummation of the Merger pursuant to any bonus arrangements but, in each case, excluding any amounts required to be paid to any Company Personnel with respect to, or arising as a result of, termination by Parent or any of its Affiliates (including the Surviving Corporation) of such Company Personnel after the Closing, (c) the cost of obtaining the D&O Insurance “tail” policy, (d) Transaction Payroll Taxes and (e) any payments for Shared Expenses made by or on behalf of the Company. For the avoidance of doubt, Unpaid Transaction Expenses shall exclude: (x) any Closing Indebtedness; and (y) any fees or expenses incurred by Parent, GT Topco, Merger Sub or any of their financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or any of its Subsidiaries.

“Waived 280G Benefits” shall have the meaning set forth in Section 4.3(c).

“Warrant Consideration” means, with respect to each share of Company Common Stock underlying each Company Warrant outstanding immediately prior to the Effective Time, an amount, rounded to four decimal places, equal to the sum of (a) the excess of (i) the Per Share Common Closing Merger Consideration minus (ii) the exercise price per share of Company Common Stock issuable upon exercise of such Company Warrant, plus (b) the Per Share Positive Adjustment, if any, as and when payable in accordance with the terms of this Agreement, plus (c) the Per Share Adjustment Escrow Fund Consideration, if any, as and when payable in accordance with the terms of this Agreement and the Escrow Agreement, plus (d) the Per Share Seller Representative Fund Consideration, if any, as and when payable in accordance with the terms of this Agreement. The amount set forth in clause (a) of this paragraph is referred to herein as the “Warrant Closing Consideration.”

“Warrantholder” shall mean any holder of any Company Warrants outstanding immediately prior to the Effective Time.

“WSGR” shall have the meaning set forth in Section 7.15.

“WSGR Acquisition Engagement” shall have the meaning set forth in Section 7.15.